Use these links to rapidly review the document
TABLE OF CONTENTS

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY SATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held on May 11, 2005

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 11, 2005 at 12:00 p.m. (Eastern Time) at our offices located at 7132 Regal Lane, Knoxville, Tennessee 37918 for the following purposes:

  1.
  To elect three Class III directors to serve for three-year terms on our board of directors;

  2.
  To approve an increase in the number of shares of Class A common stock authorized for issuance under our 2002 Stock Incentive Plan;

  3.
  To ratify the audit committee's selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2005; and

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, April 1, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By order of the Board of directors,

Peter B. Brandow
Knoxville, Tennessee April 15, 2005	Executive Vice President, General Counsel and Secretary

TABLE OF CONTENTS

GENERAL INFORMATION
THE PROXY
VOTING AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF CLASS III DIRECTORS
Nominees for Director—Class III
Continuing Directors—Class II
Continuing Directors—Class I
Board and Committee Information
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
Comparative Stock Performance
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2. APPROVAL OF AMENDMENT TO REGAL ENTERTAINMENT GROUP 2002 STOCK INCENTIVE PLAN
PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
OTHER INFORMATION
STOCKHOLDER PROPOSALS
AVAILABILITY OF REPORT ON FORM 10-K
APPENDIX A: AMENDMENT TO REGAL ENTERTAINMENT GROUP 2002 STOCK INCENTIVE PLAN
APPENDIX B: ANNUAL REPORT INFORMATION

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 11, 2005 at 12:00 p.m. (Eastern Time), or any adjournment or postponement thereof, at Regal's offices located at 7132 Regal Lane, Knoxville, Tennessee 37918 (the "Annual Meeting").

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 18, 2005. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 9110 East Nichols Avenue, Suite 200, Centennial, Colorado 80112.

THE PROXY

        A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the meeting will not, in and of itself, revoke a proxy. Proxies in the form enclosed, unless revoked, will be voted at the meeting as directed by you on the form or, in the absence of such direction, in favor of all proposals to be considered at the meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (the "Common Stock"). At the close of business on April 1, 2005, 57,680,113 shares of Class A common stock and 87,566,142 shares of Class B common stock were outstanding and entitled to vote. Only stockholders of record of our Common Stock at the close of business on April 1, 2005, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the Common Stock present at the meeting, in person or by proxy, and entitled to vote, is necessary for ratification of the Company's auditors. If the ratification of the selection of auditors is not approved, our audit committee of the board of directors will review its future selection of auditors. Under the New York Stock Exchange ("NYSE") listing standards, the amendment to the 2002 Stock Incentive Plan will be deemed approved if a majority of the votes cast are voted "for" approval and the total vote cast on the amendment to the 2002 Stock Incentive Plan also must represent over 50% of the outstanding shares of our Common Stock entitled to vote on the proposal.

        Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not relevant to the election of directors. For purposes of the NYSE requirement that at least a majority of the outstanding shares of our Common Stock cast votes on the proposal to approve the amendment to the 2002 Stock Incentive Plan, abstentions will be treated as votes cast, but broker non-votes will not. Abstentions will have the effect of a vote against the ratification of auditors. Broker non-votes will have no effect on the vote for the ratification of auditors. A "broker non-vote" occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under applicable NYSE rules.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: FOR all of the nominees for director named in this proxy statement; FOR approval of the amendment to the 2002 Stock Incentive Plan; and FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2005.

PROPOSAL 1. ELECTION OF CLASS III DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of nine members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our certificate of incorporation, as amended, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are to be elected to serve a three-year term, with the terms of office of each class ending in successive years. In order to establish the initial classification of our board of directors in 2002, Class I directors were elected to serve for a one-year term expiring at the 2003 annual meeting, Class II directors were elected to serve for a two-year term expiring at last year's annual meeting, and Class III directors were elected to serve for a three-year term expiring at this year's annual meeting. At each subsequent annual meeting, the directors of the class standing for election will be elected for a full three-year term to succeed those directors whose terms then expire.

        In June 2004, Mr. Lewis W. Coleman and Mr. Michael J. Dolan were elected to the board of directors as a Class II and Class III director, respectively. Messrs. Coleman and Dolan were recommended to the Nominating and Corporate Governance Committee by Mr. Thomas D. Bell, Jr., the Chairman of the Nominating and Corporate Governance Committee.

        At this Annual Meeting, there are three nominees for election to the board of directors, each of whom, if elected, will serve as a Class III director. The Class III directors will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2008. The names of each nominee and continuing director, their respective ages (as of March 21, 2005), class of the board of directors and the year during which each director's current term expires, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term
Michael L. Campbell	51	I	2006
Kurt C. Hall	45	I	2006
Alfred C. Eckert III	56	I	2006
Thomas D. Bell, Jr.	55	II	2007
Lewis W. Coleman	63	II	2007
Craig D. Slater	47	II	2007
Philip F. Anschutz*	65	III	2005
Stephen A. Kaplan*	46	III	2005
Michael J. Dolan*	58	III	2005

*
Director nominee

Nominees for Director—Class III
For a Three-Year Term Expiring 2008

        Philip F. Anschutz has served as a director since March 2002. Mr. Anschutz has served as the Chairman of the board of directors of The Anschutz Corporation, which he founded in 1965, and Anschutz Company for more than the last five years. Mr. Anschutz currently serves as a director of Qwest Communications International, Inc. and Union Pacific Corporation.

        Michael J. Dolan was appointed as a director of Regal Entertainment Group in June of 2004 and is a member of our Nominating and Corporate Governance Committee and Compensation Committee. Mr. Dolan has served as Chairman of America's Choice, Inc. and as Senior Advisor to Kohlberg Kravis Roberts & Co. since October 2004 and serves as a director of Mattel, Inc. Prior thereto, Mr. Dolan served in the following positions with Young & Rubicam, Inc., an international advertising, marketing and communications company, Chairman and Chief Executive Officer from 2001 to 2003, Vice Chairman and Chief Operating Officer from 2000 to 2001, and Vice Chairman and Chief Financial Officer from 1996 to 2000.

        Stephen A. Kaplan has served as a director since March 2002 and is a member of our Compensation Committee and Executive Committee. Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Management, LLC, Mr. Kaplan was a managing director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of General Maritime Corporation and Chart Industries, Inc.

        The board of directors unanimously recommends a vote "FOR" the election of each of the three nominees to serve as a Class III Director.

Continuing Directors—Class II
Term Expires 2007

        Thomas D. Bell, Jr. has been a director since March 2002 and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Bell is the President and Chief Executive Officer of Cousins Properties Incorporated, a real estate investment trust. Mr. Bell has served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties since January 2001. Prior to joining Cousins Properties, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell currently serves as a director of Georgia-Pacific Corporation, Lincoln Financial Group and AGL Resources, Inc.

        Lewis W. Coleman was appointed as a director of Regal Entertainment Group in June of 2004 and is a member of our Nominating and Corporate Governance Committee and Audit Committee. Mr. Coleman served as the President of the Gordon E. and Betty I. Moore Foundation, an environmental, educational and scientific research foundation from January 2001 to December 2004. Prior thereto, Mr. Coleman served as Chairman of Banc of America Securities from 1998 to December 2000. From 1995 to 1998, Mr. Coleman served as a Senior Managing Director of Montgomery Securities. Mr. Coleman currently serves as a director of Northrop Gruman Corporation, Chiron Corporation and DreamWorks Animation SKG, Inc. and on numerous private company and civic boards.

        Craig D. Slater has served as a director since March 2002 and is a member of our Executive Committee. Mr. Slater has served as President of The Anschutz Investment Company, a private investment firm, since 1997, and as Executive Vice President of Anschutz Company since April 1999 and The Anschutz Corporation since May 1999. Mr. Slater served as Vice President of Acquisitions and Investments of both The Anschutz Corporation and Anschutz Company from August 1995 until May and April 1999, respectively. Mr. Slater also served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996. Mr. Slater currently serves as a director of Qwest Communications International, Inc.

Continuing Directors—Class I
Term Expires 2006

        Michael L. Campbell is our Co-Chairman and Co-Chief Executive Officer and is Chief Executive Officer and a director of Regal Cinemas Corporation ("Regal Cinemas"). Mr. Campbell has served as a director since March 2002 and is a member of our Executive Committee. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell served as a director and executive officer of Regal Cinemas, Inc. when it filed for bankruptcy on October 11, 2001 and throughout its bankruptcy proceedings. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell currently serves as a director of Fandango, Inc., Eon Streams, Inc. and the National Association of Theatre Owners and serves on the executive committee of the board of directors of the National Association of Theatre Owners.

        Kurt C. Hall is our Co-Chairman and Co-Chief Executive Officer, the President and Chief Executive Officer of Regal CineMedia Corporation ("Regal CineMedia") and serves as a director of Regal Cinemas. Mr. Hall has served as a director since March 2002 and is a member of our Executive Committee. Mr. Hall served as President and Chief Executive Officer of United Artists Theatre Company ("United Artists") from March 6, 1998 to August 8, 2002, and as a director from May 12, 1992 to August 8, 2002. Mr. Hall served as a director and executive officer of United Artists when it filed for bankruptcy on September 5, 2000 and throughout its bankruptcy proceedings. Prior thereto, Mr. Hall served as United Artists' Chief Operating Officer since February 24, 1997, and as Executive Vice President since May 12, 1992. Mr. Hall was Chief Financial Officer of United Artists Theatre Circuit, Inc. from May 12, 1992 to March 5, 1998. Mr. Hall currently serves as a director of the National Association of Theatre Owners and serves on its executive committee of the board of directors. On March 29, 2005, Regal Entertainment Group and AMC Entertainment Inc. announced that they are combining the operations of Regal CineMedia and AMC's subsidiary, National Cinema Network, Inc. into a new joint venture company to be known as National CineMedia, LLC. In order to assume the role as Chairman and Chief Executive Officer of National CineMedia, LLC, it is contemplated that Mr. Hall will resign from our board of directors and as our Co-Chief Executive Officer effective at the end of the transition period.

        Alfred C. Eckert III has served as a director since March 2002 and is a member of our Audit Committee and our Compensation Committee. Mr. Eckert has been Chairman and Chief Executive Officer of GSC Partners, a private investment firm, since 1994. Mr. Eckert currently serves as a director of R.R. Donnelley & Sons Company.

Board and Committee Information

        The board of directors held seven meetings during our fiscal year ended December 30, 2004. All directors except Messrs. Bell and Eckert attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served.

Corporate Governance

        We regularly monitor developments in the area of corporate governance. In November 2003, the Securities and Exchange Commission ("SEC") approved the final corporate governance rules of the NYSE, and our board of directors has subsequently completed its review of these rules and has taken all actions required for the Company to be in full compliance.

        In accordance with the Sarbanes-Oxley Act and the NYSE corporate governance rules, our board of directors and its Committees have taken a number of actions since our inception in 2002 to comply with these new rules. In connection with our 2004 annual meeting of stockholders, these actions included (i) adopting a new Audit Committee Charter to reflect certain changes required under the Sarbanes-Oxley Act, (ii) establishing a Nominating and Corporate Governance Committee and adopting a Nominating and Corporate Governance Committee Charter, (iii) adopting a Compensation Committee Charter, (iii) adopting a Code of Business Conduct and Ethics applicable to our directors, officers and employees, which includes the prompt disclosure to stockholders of any waiver of the code for executive officers or directors made by the board of directors or any committee thereof, (iv) adopting Corporate Governance Guidelines, and (v) establishing a practice of holding executive sessions of non-management directors.

        If you desire to communicate with our board members, including non-management directors as a group, you may do so by mailing your request to Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

        Copies of our Audit Committee Charter, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines are available on our website at www.regalentertainmentgroup.com under "Investor Relations", "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Our board of directors has determined that each of Messrs. Bell, Coleman, Dolan, Eckert and Kaplan qualify as independent directors under the applicable listing standards of the NYSE. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Our board of directors has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

  •
  is, or has been within the last three years, employed by the Company;

  •
  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home) who is, or has been within the last three years, employed as an executive officer of the Company;

  •
  received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

  •
  has an immediate family member who received, during any twelve-month period within the last three years, more than $100,000 in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

  •
  is a current partner or employee of the Company's auditor, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  has an immediate family member who is a partner of the Company's auditor, an employee of the Company's current auditor who participates in the auditor's audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is an executive officer of a tax exempt organization that received within the preceding three years, contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

        Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. We intend to hold an executive session including only our independent directors at least once a year. We encourage, but do not require, our board members to attend our annual stockholders meetings. Last year, seven of our directors attended the annual stockholders meeting.

        Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. The standing committees, except for the Executive Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Executive	Nominating And Corporate Governance
Thomas D. Bell, Jr.	X			X
Lewis W. Coleman	X			X
Michael J. Dolan		X		X
Alfred C. Eckert III	X	X
Stephen A. Kaplan		X	X
Craig D. Slater			X
Kurt C. Hall			X
Michael L. Campbell			X
Meetings Held in 2004	8	10	0	2

        The functions performed by each of the committees are briefly described below:

Audit Committee

        The primary purposes of the Audit Committee are to assist the board of directors' oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company's internal audit function and the independent auditor, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, a copy of which was attached as Appendix A to our 2004 proxy statement and which is available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance."

        Each of the three individuals serving on our Audit Committee satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Lewis W. Coleman qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC. Mr. Lewis W. Coleman serves on the audit committees of the board of directors of three other public companies. The Company's board of directors has determined that such simultaneous service will not impair the ability of Mr. Coleman to effectively serve on our Audit Committee.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company's Co-Chief Executive Officers, evaluating their performance in light of such goals and objectives, and as a committee, determining and approving the Co-Chief Executive Officers' compensation levels based on such evaluation.

        The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance."

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties.

        The committee operates under the Nominating and Corporate Governance Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations", "Corporate Governance". The charter of the committee sets forth certain criteria for the nominating committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity; who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

        The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Co-Chief Executive Officers and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

Executive Committee

        Our Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors on matters already approved in principle by the board of directors and on matters specifically delegated by the board of directors from time to time as permitted under Delaware corporate law.

Compensation of Directors

        Directors who are our or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of director and board of director committee meetings. Messrs. Bell, Coleman, Dolan and Eckert also receive an annual cash retainer for board of director service of $40,000. Directors do not receive additional cash or equity compensation for service on committees of our board of directors.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of April 1, 2004, for:

  •
  each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

  •
  all of our directors and named executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 57,680,113 shares of Class A common stock and 87,566,142 shares of Class B common stock outstanding as of the close of business on April 1, 2005.

	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Voting Power(2)
Directors
Philip F. Anschutz(3)	73,708,639	56.1	73,708,639	84.2%	79.0
Thomas D. Bell, Jr.(4)	5,300	*	—	—	*
Lewis W. Coleman(5)	5,000	*	—	—	*
Michael J. Dolan	—	—	—	—	—
Alfred C. Eckert III(6)	11,740,958	20.4	—	—	1.3
Stephen A. Kaplan(7)	—	—	—	—	—
Craig D. Slater	693,763	1.2	—	—	*
Executive Officers
Michael L. Campbell(8)	653,536	1.1	—	—	*
Kurt C. Hall(9)	337,161	*	—	—	*
Gregory W. Dunn(10)	205,627	*	—	—	*
Amy E. Miles(11)	204,311	*	—	—	*
Peter B. Brandow(12)	168,267	*	—	—	*
All directors and named executive officers as a group (12 persons)	87,722,562	66.1	73,708,639	84.2	80.5
Five Percent Stockholders
Anschutz Company(13)	73,708,639	56.1	73,708,639	84.2	79.0
OCM Principal Opportunities Fund II, L.P.(14)	13,857,503	19.4	13,857,503	15.8	14.8
GSCP Recovery, Inc.(15)	11,674,685	20.2	—	—	1.3
Barclays Global Investors, N.A. and related entities(16)	6,005,704	10.4	—	—	*
Amaranth LLC(17)	5,159,242	8.9	—	—	*
Credit Suisse First Boston, on behalf of the Credit Suisse First Boston business unit (18)	3,368,768	5.8	—	—	*
John S. Osterweis(19)	2,945,175	5.1	—	—	*

*
Represents less than 1%

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, named executive officer and principal stockholder is 9110 East Nichols Avenue, Suite 200, Centennial, CO 80112. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of April 1, 2005, but excludes shares of Class A common stock and Class B common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
All of the shares shown as beneficially owned by Mr. Anschutz are held by Anschutz Company, which is controlled by Mr. Anschutz and shares voting and dispositive power with Mr. Anschutz. The 73,708,639 shares of Class A common stock represent 73,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock beneficially owned by Mr. Anschutz.

(4)
Includes 3,300 shares subject to currently exercisable options.

(5)
All of the shares shown as beneficially owned by Mr. Coleman are held by The Coleman Family Trust, over which Mr. Coleman shares voting and dispositive power.

(6)
Includes 3,300 shares subject to currently exercisable options and 11,674,685 shares of Class A common stock held directly by GSCP Recovery, Inc. ("GSCP"), with respect to which Mr. Eckert reports shared voting and dispositive power. See note 11 to this table for a description of the relationships among the persons and entities reporting shared power over these shares. Mr. Eckert disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)
Does not include 13,857,503 shares of Class B common stock held by OCM Principal Opportunities Fund II, L.P. ("OCM"), as to which Mr. Kaplan disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Kaplan is a principal of OCM's general partner, Oaktree Capital Management, LLC ("Oaktree"), which reports voting and dispositive power as general partner of OCM with respect to such shares.

(8)
Includes 630,156 shares subject to currently exercisable options.

(9)
Includes 204,969 shares subject to currently exercisable options.

(10)
Includes 195,047 shares subject to currently exercisable options. Mr. Dunn reports shared dispositive power with his former spouse over 59,083 shares.

(11)
Includes 145,051 shares subject to currently exercisable options.

(12)
Includes 115,037 shares subject to currently exercisable options.

(13)
The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202.

(14)
The 13,857,503 shares of Class A common stock represent 13,857,503 shares of Class A common stock issuable upon conversion of a like number of shares of Class B common stock beneficially owned by the reporting person. OCM reports shared voting and dispositive with its general partner, Oaktree. Oaktree disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of each of OCM and Oaktree is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(15)
GSCP, the record owner of the shares included in the table, reports shared voting and dispositive power over such shares with each of Greenwich Street Investments II, L.L.C. ("GSIII"), Greenwich Street Capital Partners II, L.P. ("GSCPII"), GSCP Offshore Fund, L.P. ("Offshore"), Greenwich Street Employees Fund, L.P. ("Employees"), Greenwich Fund, L.P. ("Fund"), TRV Executive Fund, L.P. ("TRV"), GSCP (NJ), L.P. ("NJ"), GSCP (NJ), Inc. ("NJ Inc."), Keith W. Abell, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel, Christine K. Vanden Beukel, Andrew Wagner and Mr. Eckert (collectively, the "GSCP Reporting Persons"). GSIII is the general partner of GSCPII, Offshore, Employees, Fund and TRV, which collectively own all of the outstanding capital stock of GSCP. NJ is the manager of GSCPII, Offshore, Employees, Fund and TRV. NJ Inc. is the general partner of NJ. Each of Messrs. Abell, Hamwee, Hayden, Inglesby, Kaufman, Patel, Wagner and Eckert and Ms. Vanden Beukel is a managing director, executive officer and shareholder of NJ Inc. and a limited partner of NJ. Each GSCP Reporting Person (other than GSCP) disclaims beneficial ownership of the Class A common stock beneficially owned by each other GSCP Reporting Person except to the extent of the particular GSCP Reporting Person's pecuniary interest in the shares reported as beneficially owned. The address of each of the GSCP Reporting Persons is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932 (c/o GSC Partners for each of the individual GSCP Reporting Persons and GSCP).

(16)
Barclays Global Investors, N.A. ("Barclays") and its affiliated funds report beneficial ownership over trust accounts holding the shares included in the table for the economic benefit of the beneficiaries of those accounts. Barclays reports beneficial ownership over an aggregate of 5,019,091 shares, with respect to which it reports sole dispositive power, and sole voting power over 4,217,472 of such shares. Barclays Global Fund Advisors reports beneficial ownership over 171,977 shares, with respect to which it reports sole dispositive power, and sole voting power over 131,079 of such shares. Barclays Global Investors, LTD reports beneficial ownership over 280,906 shares for which it reports sole voting and dispositive power. Barclays Bank PLC reports beneficial ownership over 460,330 shares for which it reports sole voting and dispositive power. Palomino Limited reports beneficial ownership over 73,400 shares with respect to which it reports sole voting and dispositive power. Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Capital Securities Limited, Barclays Capital, Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) S.A., Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, and HYMF Limited are all affiliates of Barclays but report having no dispositive or voting power of any of the shares beneficially owned by Barclays. The address of Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, England, EC3N 4 HH. The address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan. The address of Barclays Life Assurance Company Limited is Unicorn House 5th Floor, 252 Romford Road, Forest Gate, London, England, 37 9JB. The address of Barclays Bank PLC is 54 Lombard Street, London, England, EC3P 3AH. The address of Barclays Capital Securities Limited is 5 The North Colonmade, Canary Wharf, London, England, E14 4BB. The address of Barclays Capital Inc is 200 Park Avenue, New York, New York 10166. The address of Barclays Private Bank & Trust (Isle of Man) Limited is 4th Floor, Queen Victoria House, Isle of

  Man, IM99 IDF. The address of Barclays Private Bank and Trust (Jersey) Limited is 39/41 Broad Street, St. Helier, Jersey, Channel Islands JE4 8PU. The address of Barclays Bank Trust Company Limited is 54 Lombard Street, London, England, EC3P 3AH. The address of Barclays Private Bank Limited is 59/60 Grosvenor Street, London, England, WIX 9 DA. The address of Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited is Walker House Mary Street PO Box 908 GT, George Town, Grand Cayman (Cayman Islands).

(17)
Includes 5,146,542 shares of Class A common stock issuable upon conversion of the Company's 3.75% convertible senior notes due May 15, 2008. Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC ("Amaranth") and has been granted investment discretion over portfolio investments, including the Class A common stock held by it. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the Class A common stock held for Amaranth. The address of each of Amaranth Advisors L.L.C., Amaranth LLC and Nicholas M. Maounis is One American Lane, Greenwich, Connecticut 06831.

(18)
Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, reports that to the extent they constitute the Credit Suisse First Boston business unit (the "CFSB business unit") excluding Asset Management (as defined below) (the "CSFB Reporting Person") they may be deemed the beneficial owner of the shares included in the table. The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The ultimate parent company of the Bank is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit").

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own the shares included in the table (the "CSFB Shares"). CSG disclaims beneficial ownership of the CSFB Shares beneficially owned by its direct and indirect subsidiaries, including the CSFB Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of the CSFB Shares beneficially owned by the CSFB Reporting Person. The CSFB Reporting Person disclaims beneficial ownership of the CSFB Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the CSFB Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

(19)
Osterweis Capital Management, Inc. also reports sole dispositive power over 1,058,075 of such shares and sole voting power over 851,625 of such shares and Osterweis Capital Management, LLC also reports sole voting and dispositive power over 1,887,100 of such shares. The address of Osterweis Capital Management, Inc., Osterweis Capital Management, LLC and John S. Osterweis is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. On March 26, 2004, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our Annual Report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with our management and KPMG LLP, our independent auditors. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1, (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has also considered whether and determined that the independent auditors' provision of other non-audit services to us is compatible with maintaining the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2004, for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 14, 2005 by the members of the Audit Committee of the board of directors.

Lewis W. Coleman, Chairman
Thomas D. Bell, Jr.
Alfred C. Eckert III

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Auditors

        KPMG, LLP served as our independent auditors for the fiscal year ended December 30, 2004 and has been selected to serve as our independent auditors for the current fiscal year. For the fiscal years ended January 1, 2004 and December 30, 2004, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our Form 10-K, the review of the financial statements included in our Forms 10-Q were approximately $634,000 for the fiscal year ended January 1, 2004 and $1,162,000 for the fiscal year ended December 30, 2004. For the fiscal year ended December 30, 2004, such fees included fees for the examination of managements' assessment of the effectiveness of the Company's internal control over financial reporting.

  •
  Audit-Related Fees.  The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $187,000 for the fiscal year ended January 1, 2004 and $49,100 for the fiscal year ended December 30, 2004. For the fiscal year ended January 1, 2004, such fees were primarily related to due diligence services. For the fiscal year ended December 30, 2004, such fees were primarily related to SEC registration statements and filings and other offerings.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $122,200 for the fiscal year ended January 1, 2004 and $84,700 for the fiscal year ended December 30, 2004. All of these services are permitted non-audit services.

  •
  All Other Fees.  No fees were billed for other services rendered by KPMG for the fiscal years January 1, 2004 and December 30, 2004.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent auditors. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

        We were formed in March 2002. The following table shows the cash compensation and certain other compensation paid or accrued by us for our Co-Chief Executive Officers and our other most highly compensated executive officers whose salary exceeded $100,000 for the fiscal years ended December 26, 2002 ("Fiscal 2002"), January 1, 2004 ("Fiscal 2003") and December 30, 2004 ("Fiscal 2004"). We refer to these officers as our named executive officers.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Awards
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Stock Options(1)
Michael L. Campbell, Co-Chief Executive Officer	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	589,100 589,100 589,100	$ $ $	530,190 650,000 883,650	— — 3,150,770
Kurt C. Hall, Co-Chief Executive Officer	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	589,100 589,100 589,100	$ $ $	530,190 650,000 839,100	— — 1,024,845
Gregory W. Dunn, Executive Vice President and Chief Operating Officer	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	377,169 377,169 377,169	$ $ $	254,589 282,877 377,169	— — 975,238
Amy E. Miles, Executive Vice President and Chief Financial Officer	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	350,000 325,000 325,000	$ $ $	249,375 275,000 325,000	— — 975,238
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	Fiscal 2004 Fiscal 2003 Fiscal 2002	$ $ $	311,100 305,000 305,000	$ $ $	209,993 228,750 305,000	— — 750,182

(1)
Securities underlying stock option awards granted in Fiscal 2002 are reported after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004. Excludes restricted stock granted to named executive officers in February 2005.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows information about the value realized on option exercises for each of our named executive officers during the most recent fiscal year ended December 30, 2004, and the value of their unexercised options at the end of such fiscal year. Value of unexercised options is measured as the difference between the exercise price (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004) and the closing price of our Class A common stock on December 30, 2004, the last trading day of fiscal 2004, of $20.75 per share. The number of Securities Underlying Unexercised Options at Fiscal Year-End

reflects amounts after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Campbell	486,401	$6,610,153	3	1,890,462	$46	$29,066,798
Kurt C. Hall	150,000	$2,676,211	32,807	409,937	$504,237	$7,167,386
Gregory W. Dunn	177,587	$2,554,719	—	585,142	—	$8,996,851
Amy E. Miles	150,553	$2,263,881	4	585,142	$62	$8,996,851
Peter B. Brandow	115,811	$1,801,907	1	450,108	$15	$6,920,636

Equity Compensation Plan Information

        The following table sets forth, as of December 30, 2004, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,495,833	$7.11	572,209
Equity compensation plans not approved by security holders	—	—	—
Total	10,495,833	$7.11	572,209

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        We have entered into employment agreements with Messrs. Campbell and Hall, pursuant to which Mr. Campbell serves as one of our Co-Chief Executive Officers and as Chief Executive Officer of Regal Cinemas, and Mr. Hall serves as our other Co-Chief Executive Officer and as President and Chief Executive Officer of Regal CineMedia. The term of the agreements is three years, subject to an automatic one-year extension on each anniversary of the date of the agreements. The agreements provide for a base annual salary of $589,100 for each of Messrs. Campbell and Hall, subject to subsequent adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 100% of his base annual salary and each employee's stretch bonus shall be at least 150% of his base annual salary.

        If we terminate either Mr. Campbell's or Mr. Hall's employment without cause, such employee is entitled to severance payments equal to that of two times his base annual salary and health and life insurance benefits for 24 months from the date of the termination of his employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If either employee terminates his employment for good reason, he is entitled to receive, in addition to amounts payable if we were to have terminated his employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter.

        We have entered into employment agreements with Ms. Miles and Mr. Dunn, pursuant to which Ms. Miles serves as our Chief Financial Officer and as Chief Financial Officer of Regal Cinemas, and Mr. Dunn serves as our Chief Operating Officer and as President and Chief Operating Officer of Regal Cinemas. The term of the agreements is three years, subject to an automatic one-year extension on each anniversary of the date of the agreements. The agreements provide for base annual salaries of $310,500 for Ms. Miles and $377,169 for Mr. Dunn, subject to subsequent adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 75% of his or her base annual salary and each employee's stretch bonus shall be at least 100% of his or her base annual salary.

        If we terminate either Ms. Miles' or Mr. Dunn's employment without cause, such employee is entitled to severance payments equal to that of two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If either employee terminates his or her employment for good reason, he or she is entitled to receive, in addition to amounts payable if we were to have terminated his or her employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, the executive would have received in the fiscal year in which the termination occurs, and (ii) two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he or she agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his or her employment agreement and for one year thereafter.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Compensation Committee Report on Executive Compensation

        The Compensation Committee consists of Michael J. Dolan, Alfred C. Eckert III and Stephen A. Kaplan. The Compensation Committee is responsible for determining the salary and incentive compensation of our officers and providing recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also is responsible for administering our 2002 Stock Incentive Plan, including reviewing management recommendations with respect to awards and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Policies

        General.    In determining the compensation of the executive officers for the fiscal year ended December 30, 2004 the committee considered the compensation practices of comparable companies. The comparable companies were selected based on their industry and their scope of operations. These comparable companies differ from the companies included in the industry peer group, which is used in the performance graph that follows this report. The committee believes that the published data used better reflects the overall labor markets in which Regal competes for talented executives.

        Our compensation policies are intended to create value for Regal's stockholders through long-term growth in revenue and earnings. The total compensation package, consisting of a base salary, annual incentive opportunity, equity compensation awards and benefits is designed to attract, motivate and retain quality executives needed to successfully lead and manage Regal. The compensation program intentionally ties a sizable portion of the executives' total compensation to positive company performance and the creation of stockholder value.

        The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of executive officers' total compensation package, including insurance and other benefits.

        Base Salaries.    Base salaries are targeted at median competitive levels for similar-sized companies in the motion picture exhibition and other industries and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues. Base salaries are reviewed annually and any increases are approved by taking into account Regal's actual financial performance, the executive officer's performance in meeting company goals, and competitive salary data. The Compensation Committee does not assign a predetermined specific weight to these items.

        Annual Incentives and 2004 Long Term Incentives.    We award annual executive incentive compensation to our executive officers, including our Co-Chief Executive Officers, in accordance with our annual executive incentive program previously approved by our board of directors and stockholders. Any annual incentive compensation paid to our executive officers is variable and depends exclusively on Regal's performance. Each of our named executive officers, other than Mr. Brandow, will be eligible for bonuses in accordance with their respective employment contracts. Bonuses are based on Regal's actual financial performance in relation to predetermined objectives and individual performance for the year then ended.

        Long-term incentives comprise a significant component of our executive officers' total compensation packages. These incentives are designed to motivate and reward executives with a proprietary interest in the Company for maximizing stockholder value and encourage the long-term employment of key employees.

        Future Long-Term Incentives.    In 2004, we directed the Company to take a fresh look at its long-term incentive policies. Our purpose was to confirm that the Company's long-term incentive policies remain aligned with the goal of enhancing shareholder value. We selected and engaged Mellon Human Resources & Investor Solutions ("Mellon") to provide independent insights on long-term incentive issues, both generally and within our industry.

        Based on our review of the Company's long-term incentive policies and our review of Mellon's findings regarding long-term incentive policies, future long-term incentives shall be provided through the use of restricted stock and performance shares. Such long-term incentives will be roughly equally balanced between restricted stock and performance shares. The restricted stock will apply time-based vesting, and the performance shares will apply both performance and time based vesting.

        In connection with our evaluation of future long-term incentive policies, we determined that the Company should implement stock ownership guidelines that will encourage senior executives to retain significant investments in the Company. During the period from December 31, 2004 until January 1, 2009, the top five senior executives of the Company will be required to hold either (i) shares of Company common stock and/or outstanding options with a combined value greater than or equal to between 25% and 50% of the applicable executive's compensation as derived from his or her exercise of options after May 8, 2002 or (ii) shares of Company common stock with a value greater than or equal to 50% of the applicable executive's compensation as derived from his or her exercise of options after December 31, 2004. Beginning on January 1, 2010, all Company and Regal Cinemas executives with the title of Senior Vice President and above will be required to meet a holding requirement equal to a multiple of their base salary. The holding requirement will be calculated by adding the value of an executive's shares of Company common stock and the value of an executive's vested or unvested stock options. The applicable multiple of base salary will be determined according to the following schedule:

  •
  Tier 1 (Chief Executive Officer): five times base salary;

  •
  Tier 2 (Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary;

  •
  Tier 3 (Regal Cinemas' Executive Vice President—Film): one and one-half times base salary; and

  •
  Tier 4 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

Co-Chief Executive Officers Compensation

        Messrs. Campbell's and Hall's annual base salaries for the fiscal year ended December 30, 2004 were $589,100, which were the same as the annual base salaries paid to the Co-Chief Executive Officers during the fiscal year ended January 1, 2004. For the fiscal year ended December 30, 2004, each of Messrs. Campbell and Hall received an annual incentive cash bonus of $530,190. In determining the amounts of Messrs. Campbell's and Hall's bonus payments, the Compensation Committee considered the market share, profitability and revenue growth of the Company. The Compensation Committee considered certain financial targets for the fiscal year ended December 30, 2004, including EBITDA and EBITDAR margins, which factors exceeded the targets. The Committee also considered factors such as the successful acquisition of Signature Theatres, the increase in the Company's quarterly common stock dividend and its second extraordinary cash dividend, which was payable on June 2, 2004, as a result of the Company's strong operational performance. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based on a consideration of all such factors.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits Regal's tax deduction for compensation paid to the named executive officers to $1 million per year unless certain requirements are met. The Compensation Committee has taken and intends to continue taking the necessary steps to ensure that Regal's tax deduction is preserved and not limited by the $1 million deductibility cap, including obtaining stockholder approval at the 2003 annual meeting of stockholders for the material terms for payment of our annual executive incentive compensation as required under Section 162(m) of the Code.

Conclusion

        We believe our executive compensation policies and programs effectively serve the interests of our stockholders and Regal. The various pay vehicles offered are carefully designed to provide increased motivation for executive officers to contribute to Regal's overall future success, thereby enhancing the value of Regal for the stockholders' benefit.

        Respectfully submitted on April 14, 2005 by the members of the Compensation Committee of the Board of directors:

Stephen A. Kaplan, Chairman
Michael J. Dolan
Alfred C. Eckert III

Comparative Stock Performance

        The following line graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a peer group of public companies primarily engaged in the motion picture exhibition industry, for the period commencing May 9, 2002 (the date upon which Regal's shares of Class A common stock began trading on the New York Stock Exchange) and ending December 30, 2004 (the last day of Regal's most recently completed fiscal year). The comparison assumes $100 was invested on May 9, 2002 in Regal's Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group companies are comprised of Carmike Cinemas, Inc. and AMC Entertainment Inc.

Source: Zacks Investment Research, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 30, 2004, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent stockholders were satisfied timely, except that one Form 3 inadvertently failed to disclose Oaktree Capital Management, LLC as an additional beneficial owner of the shares beneficially owned directly by OCM and one Form 3 inadvertently failed to disclose Mr. Coleman's ownership prior to becoming a director of 5,000 shares of our Class A common stock. An amended Form 3 has been filed to correct each prior incomplete filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have entered into Employment Agreements with each of our named executive officers other than Mr. Brandow. For the details of these agreements, please see "Executive Compensation—Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

Employee Relationships with Michael Campbell

        Certain of Mr. Campbell's family members are employed by us and receive an annual salary in excess of $60,000 per year. Rick Campbell and Charles Campbell, Mr. Campbell's brothers, are employed, respectively, as our network administration manager and quality control senior manager.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Messrs. Campbell, Brandow and Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest or in bad faith or constituted willful misconduct.

        We have entered into indemnification agreements with each of Messrs. Coleman and Dolan pursuant to which we will indemnify each of them against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance covering each of Messrs. Coleman and Dolan.

Other Transactions

        Since the beginning of fiscal 2004, our subsidiary, Regal Cinemas, incurred approximately $3.3 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.7 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        Since the beginning of fiscal 2004, an Anschutz affiliate paid Regal Cinemas approximately $0.2 million for rent and other expenses related to a theatre facility and the reimbursement of purchased equipment at cost. Regal Cinemas recorded revenue of approximately $0.1 million from certain affiliates of Anschutz and OCM related to the marketing and business meeting services provided by Regal CineMedia Corporation to these affiliates.

        Regal is currently in discussions with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by those directors without an interest in the transaction.

PROPOSAL 2. APPROVAL OF AMENDMENT TO REGAL ENTERTAINMENT GROUP 2002 STOCK INCENTIVE PLAN

        Stockholders are being asked to consider and approve this proposal to amend the Regal Entertainment Group 2002 Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares of Class A common stock authorized for issuance under the Stock Incentive Plan from 16,110,241 to a total of 18,000,000 shares. Our board of directors has adopted the amendment to the Stock Incentive Plan, subject to stockholder approval, and the amended Stock Incentive Plan will become effective when stockholder approval is obtained.

        On April 1, 2005, the record date, the closing price of our Class A common stock was $21.20 per share. Because participation and the types of awards under the Stock Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that may be received by any participant or groups of participants under the Stock Incentive Plan are not currently determinable. On the record date, there were approximately five executive officers, 465 employees and seven non-employee directors of the Company and our subsidiaries who were eligible to participate in the Stock Incentive Plan.

Purpose

        The purpose of the Stock Incentive Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to our success and to provide incentives to participants in the Stock Incentive Plan that are linked directly to increases in stockholder value.

Shares Subject to the Stock Incentive Plan

        As of April 1, 2005, the total number of shares of Class A common stock authorized for issuance under the Stock Incentive Plan was 16,110,241 shares. The total number of shares has been adjusted from 11,194,354 to 16,110,241 to account for the extraordinary dividends paid by the Company on July 1, 2003 and June 2, 2004. These shares may be authorized but unissued shares of Class A common stock or treasury shares of Class A common stock. If an option grant either expires or for any reason is terminated without being exercised or any shares subject to a restricted stock award are forfeited, the shares of Class A common stock subject to the option or restricted stock award again become available for issuance under the Stock Incentive Plan and will not be counted against the aggregate number of shares available for issuance under the Stock Incentive Plan. As of April 1, 2005, there were nonqualified stock options to purchase 10,028,841 shares outstanding, no incentive stock options outstanding and 229,990 shares of restricted stock outstanding.

Description of the Stock Incentive Plan

        The material terms of the amended Stock Incentive Plan are summarized below and are qualified in their entirety by the terms of the amended Stock Incentive Plan, which is included as Appendix A to this Proxy Statement

        Administration.    The Compensation Committee of the board of directors administers the Stock Incentive Plan. Subject to the terms of the stock incentive plan, the Compensation Committee selects participants to receive awards, determines the types of awards and terms and conditions of awards, and interprets provisions of the Stock Incentive Plan. Members of the Compensation Committee serve at the discretion of the board of directors.

        Eligibility.    Grants may be made under the Stock Incentive Plan to any officer, director, employee, consultant or advisor of the Company or any subsidiary of the Company or to any individual who has accepted an offer to be an officer, director, employee consultant or advisor of the Company or any subsidiary of the Company, in each case as determined by our board of directors or the Compensation Committee.

        Amendment or Termination.    The board of directors may terminate or amend the Stock Incentive Plan at any time for any reason. The Stock Incentive Plan shall terminate in any event on May 2, 2012.

        Options.    The Stock Incentive Plan permits the granting of options to purchase shares of Class A common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

        The fair market value is generally determined as the closing price of the Class A common stock on the NYSE on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Class A common stock on the date of grant.

        The term of each stock option is fixed by the Compensation Committee in an award agreement and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Upon the termination of a participant's service for any reason other than death, disability or retirement, all unvested options shall expire. Unless provided otherwise in an award agreement or at the Compensation Committee's discretion, all outstanding options shall expire immediately on the date a participant is terminated for cause.

        In general, a participant may pay the exercise price of an option by cash, by tendering shares of Common Stock which have been held by the participant for at least six months, or by means of a broker-assisted cashless exercise.

        Stock options granted under the Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

        Restricted Stock.    The Stock Incentive Plan permits the granting of restricted stock. Shares of restricted stock are shares of our Class A common stock subject to certain restrictions established in the Stock Incentive Plan and the applicable award agreement.

        The purchase price for shares of restricted stock, if any, shall be determined by the Compensation Committee. In no event, however, may the purchase price be less than the par value of the Class A common stock.

        Subject to terms of the Stock Incentive Plan and the applicable award agreement, shares of restricted stock shall not be sold, transferred, pledged or assigned. The Compensation Committee may provide for the lapse of restrictions in installments. The lapse of restrictions may be accelerated at the discretion of the Compensation Committee. Unless otherwise provided by the Compensation Committee, shares of restricted stock shall be deemed forfeited upon a termination of service.

        Performance or Annual Incentive Awards.    The Stock Incentive Plan provides for the granting of performance or annual incentive awards. The awards are ultimately payable in our Class A common stock, cash, options or restricted stock, as determined by the Compensation Committee.

        The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to certain business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include our co-chief executive officers and the four highest compensated executive officers (other than our co-chief executive officers) determined at the end of each year.

        Mergers and other Similar Transactions.    Unless assumed or substituted in connection with a merger or other similar transaction, all options shall vest and all restrictions on restricted stock shall lapse prior to the consummation of the merger or other similar transaction.

        Adjustments.    In the event of a stock dividend, extraordinary cash dividend or other change in the corporate structure affecting our Class A common stock, an adjustment may be made by the Compensation Committee to the aggregate number of shares reserved for issuance and the kind, number and purchase price or exercise price of shares subject to awards. In connection with any such event, the Compensation Committee may elect to cancel outstanding awards and pay the fair market value of such awards in cash or other property.

        Section 162(m).    Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and their four highest compensated executive officers (other than the chief executive officer), as determined at the end of each year. However, performance-based compensation is excluded from this limitation. The Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

        To qualify as performance-based:

  (i)
  the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

  (ii)
  the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

  (iii)
  the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

  (iv)
  the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

        In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

        Under the Stock Incentive Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

  •
  total stockholder return;

  •
  such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

  •
  pretax earnings;

  •
  earnings before interest expense, taxes, depreciation and amortization;

  •
  pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

  •
  operating margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on capital;

  •
  return on investment;

  •
  operating earnings;

  •
  working capital;

  •
  ratio of debt to stockholders' equity; and

  •
  revenue.

        Business criteria may be measured on a GAAP or non-GAAP basis.

        Under the Internal Revenue Code, a director is an "outside director" of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

        The maximum number of shares of Class A common stock subject to options that can be awarded under the Stock Incentive Plan to any person is 2,000,000 per year. The maximum number of shares of Class A common stock that can be awarded under the Stock Incentive Plan to any person, other than pursuant to an option, is 2,000,000 per year.

Federal Income Tax Treatment

        Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Class A common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Class A common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

        For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

        If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Class A common stock in an amount generally equal to the excess of the fair market value of the Class A common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

        Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Class A common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

        If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Class A common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the fair market value of the Class A common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Performance and Annual Incentive Awards.    The award of a performance or an annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        The board of directors unanimously recommends a vote "FOR" the amendment to our 2002 Stock Incentive Plan.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Our audit committee has unanimously selected KPMG LLP to be our independent auditors for the fiscal year ending December 29, 2005, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our audit committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2005.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are attached as Appendix B to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending December 30, 2004 filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the caption "Availability of Report on Form 10-K."

Costs of Proxy Statement

        We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2005 fiscal year, we must receive it no later than December 20, 2005. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 13, 2005 and January 12, 2006; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal's stockholders may be householding our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2004 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "SEC Filings" and then on "Click here to continue on to view SEC Filings."

By Order of Our Board of directors

Peter B. Brandow
Executive Vice President, General Counsel and Secretary

April 15, 2005

APPENDIX A

REGAL ENTERTAINMENT GROUP

AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN

        The Regal Entertainment Group 2002 Stock Incentive Plan (the "Plan") is amended as set forth below, effective as of March 22, 2005, the date of adoption of this Amendment (the "Adoption Date"), by the Board of Directors of Regal Entertainment Group (the "Company"), subject to approval within one year of the Adoption Date by a majority of the stockholders of the Company. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

        The first paragraph of Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

          "The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 18,000,000 Shares. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."

*    *    *

A-1

APPENDIX B

        This Appendix B was reproduced from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on March 15, 2005. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

        Exhibits 31.1, 31.2 and 31.3 to our annual report on Form 10-K that was filed with the Securities and Exchange Commission on March 15, 2005 contain our Co-Chief Executive Officers' and Chief Financial Officer's certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure. Following our 2004 annual meeting of stockholders, we submitted the Section 303A.12(a) Chief Executive Officer Certification to the NYSE in accordance with NYSE's corporate governance rules.

MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2004(1)
	High	Low
First Quarter (January 2, 2004–April 1, 2004)	$22.05	$19.55
Second Quarter (April 2, 2004–July 1, 2004)	23.31	17.35
Third Quarter (July 2, 2004–September 30, 2004)	19.31	17.73
Fourth Quarter (October 1, 2004–December 30, 2004)	21.75	18.95

(1)
On June 2, 2004, the Company paid an extraordinary cash dividend of $5.00 per share, on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

	Fiscal 2003(2)
	High	Low
First Quarter (December 27, 2002–March 27, 2003)	$22.72	$16.85
Second Quarter (March 28, 2003–June 26, 2003)	24.15	17.15
Third Quarter (June 27, 2003–September 25, 2003)	23.72	17.31
Fourth Quarter (September 26, 2003–January 1, 2004)	21.54	18.40

(2)
On July 1, 2003, the Company paid an extraordinary cash dividend of $5.05 per share, on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

        On March 10, 2005, there were 125 stockholders of record of our Class A common stock and two stockholders of record of our Class B common stock.

  Dividend Policy

        During fiscal 2003, we paid to our stockholders four quarterly cash dividends of $0.15 per share on each share of our Class A and Class B common stock, or approximately $83.3 million in the aggregate. On July 1, 2003, we paid to our stockholders an extraordinary cash dividend of $5.05 per share, on each share of Class A and Class B common stock totaling approximately $716.0 million in the aggregate. During fiscal 2004, we paid to our stockholders two quarterly cash dividends of $0.18 per share, one quarterly cash dividend of $0.20 per share and one quarterly cash dividend of $0.30 per share on each share of our Class A and Class B common stock, or approximately $123.7 million in the aggregate. On June 2, 2004, we paid to our stockholders an extraordinary cash dividend of $5.00 per share on each outstanding share of Class A and Class B common stock totaling approximately $718.3 million in the aggregate. On February 10, 2005 we declared a cash dividend of $0.30 per share on each outstanding of Class A and Class B common stock. The dividend is payable on March 15, 2005 to our stockholders of record on March 1, 2005. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K.

  Share Repurchase Program

        On September 13, 2004, we announced that the Company's board of directors had authorized a share repurchase program, which provides for the authorization to repurchase up to $50 million of its outstanding Class A common stock within a twelve month period. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. During the year ended December 30, 2004, we made no repurchases of our outstanding Class A common stock.

SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA AND OTHER FOR REGAL ENTERTAINMENT GROUP

        Regal was created through a series of transactions during 2001 and 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon United Artists' emergence from bankruptcy reorganization on March 2, 2001, Edwards' emergence from bankruptcy reorganization on September 29, 2001 and Regal Cinemas, Inc.'s emergence from bankruptcy reorganization on January 29, 2002. Regal's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. These controlling equity interests have been recorded in Regal's consolidated financial statements at Anschutz's combined historical cost basis.

        We present below selected historical consolidated financial data for Regal based on historical data (i) for the period ended January 3, 2002, considering the historical results for United Artists for the period from March 2, 2001 to January 3, 2002, and Edwards for the period from September 29, 2001 to December 27, 2001 (the fiscal 2001 periods in which Anschutz controlled United Artists and Edwards, "the period under common control"), (ii) for the fiscal year ended December 26, 2002, considering the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002, the date upon which Anschutz is deemed to have acquired its controlling equity interest in Regal Cinemas, Inc.), (iii) for the fiscal year ended January 1, 2004, considering the results of operations of United Artists, Regal Cinemas, and Edwards from December 27, 2002 and Hoyts from March 28, 2003, and (iv) for the fiscal year ended December 30, 2004, considering the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of seven theatres acquired during the quarter ended July 1,

2004 and the 28 operating theatres acquired from Signature Theatres on September 30, 2004 for periods subsequent to the respective acquisition dates. The fiscal year ended January 1, 2004 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended December 30, 2004, January 1, 2004 and December 26, 2002 and the period ended January 3, 2002 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. Because historical financial data for Regal for the period under common control ended January 3, 2002 include only partial year data for United Artists (from March 2, 2001) and Edwards (from September 29, 2001), we have included limited information for Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year Ended December 30, 2004	Fiscal year Ended January 1, 2004(3)	Fiscal Year Ended December 26, 2002	Period Under Common Control Ended January 3, 2002
	(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,468.0	$2,489.9	$2,140.2	$556.9
Income from operations	321.1	379.1	283.6	34.1
Net income	82.5	185.4	117.2	4.9
Earnings per diluted share	0.55	1.30	0.79	0.28
Dividends per common share(1),(2)	5.86	5.65	0.15	—
	As of or for the fiscal year ended December 30, 2004	As of or for the fiscal year ended January 1, 2004(3)	As of or for the fiscal year ended December 26, 2002	As of or for the period ended January 3, 2002
	(in millions, except operating data)
Other financial data:
Cash flow provided by operating activities	$387.4	$476.1	$373.2	$61.6
Cash flow (used in) provided by investing activities	(306.2)	(181.9)	(115.0)	9.4
Cash flow (used in) provided by financing activities(1),(2)	(126.1)	(281.4)	(50.2)	21.5
Balance sheet data at period end:
Cash and cash equivalents	$243.9	$288.8	$276.0	$68.0
Total assets	2,542.4	2,449.8	2,310.2	1,122.7
Total long-term obligations	2,005.8	1,227.2	678.4	438.9
Stockholders' equity	69.0	794.9	1,270.8	383.0
Operating data:
Theatre locations	558	550	524	252
Screens	6,273	6,045	5,663	2,214
Average screens per location	11.2	11.0	10.8	8.8
Attendance (in millions)	253.8	265.6	241.4	63.9
Average ticket price	$6.53	$6.36	$6.02	$5.99
Average concessions per patron	$2.51	$2.43	$2.44	$2.40

(1)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

(3)
Fiscal year ended January 1, 2004 was comprised of 53 weeks.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR UNITED ARTISTS

        We present below selected historical financial data for United Artists, our predecessor company for accounting purposes. Effective March 1, 2001 United Artists emerged from protection under Chapter 11 of the United States Bankruptcy Code pursuant to a reorganization plan that provided for the discharge of significant financial obligations. In accordance with AICPA Statement of Position 90-7, United Artists adopted fresh start reporting whereby United Artists' assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001, the date control was acquired by Anschutz. For the periods prior to March 2, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to below as "Historical Company," and for periods subsequent to March 1, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to as the "Reorganized Company."

        As a result of the above, the financial data of the Historical Company is not comparable to the financial data of the Reorganized Company. For this and other reasons, you should read the selected historical financial data provided below in conjunction with United Artists' consolidated financial statements and accompanying notes found in our Form 10-K, as amended, filed for our fiscal year ended December 26, 2002. As previously discussed, the results of operations of the Reorganized Company are included in the results of operations of Regal commencing March 2, 2001.

	Reorganized Company	Historical Company(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001	Fiscal Year Ended December 28, 2000
	(in millions)
Revenue:
Admissions	$322.2	$69.1	$372.4
Concession sales	130.1	26.9	154.6
Other	19.2	3.2	23.3

Total revenue	471.5	99.2	550.3
Costs and expenses:
Film rental and advertising expenses	179.3	36.2	204.9
Direct concession costs	14.8	3.1	18.0
Other operating expenses	181.4	35.7	227.5
Sale and leaseback rentals	14.8	2.9	16.9
General and administrative	16.8	3.2	21.3
Depreciation and amortization	35.6	6.8	44.8
Asset impairments, lease exit and restructure costs(2)	2.9	1.1	55.1
Gain on disposition of assets, net	(2.1)	(4.6)	(14.4)

Total costs and expenses	443.5	84.4	574.1

Operating income (loss) from continuing operations	28.0	14.8	(23.8)

Net income (loss) available to common stockholders	$3.2	$534.4	$(123.6)

	Reorganized Company	Historical Company(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001	Fiscal Year Ended December 28, 2000
	(in millions, except operating data)
Other financial data:
Cash flow provided by (used in) operating activities	$38.8	$(2.7)	$(1.2)
Cash flow provided by (used in) investing activities	6.1	2.7	1.5
Cash flow provided by (used in) financing activities	(22.0)	2.6	0.3
Balance sheet data at period end:
Cash and cash equivalents	$23.5	$7.5	$11.4
Total assets	453.6	422.5	432.5
Total debt(3)	248.6	727.5	722.5
Stockholders' equity (deficit)	99.4	(519.3)	(519.3)
Operating data:
Theatre locations	205	214	220
Screens	1,574	1,590	1,625
Average screens per location	7.7	7.4	7.4
Attendance (in millions)	54.7	12.0	66.7
Average ticket price	$5.89	$5.76	$5.58
Average concessions per patron	$2.38	$2.24	$2.32

(1)
Beginning in 1999, United Artists changed its reporting period from the traditional calendar year to a 52/53 week presentation. The 2001 year contained 53 weeks and ended on January 3, 2002. The 2000 year contained 52 weeks and ended on December 28, 2000.

(2)
Includes non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the non-cash write off of under-performing theatres, and costs related to United Artists' restructuring, exclusive of those amounts incurred subsequent to the petition date (September 5, 2000), which are classified as reorganization items.

(3)
Total debt at December 28, 2000 and at March 1, 2001 includes $716.4 million of debt that is a liability subject to compromise as part of United Artists' reorganization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this report on Form 10-K.

Overview And Basis Of Presentation

        We conduct our operations primarily through our wholly owned subsidiaries, Regal Cinemas, United Artists, Edwards, Hoyts and Regal CineMedia. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,273 screens in 558 theatres in 40 states as of December 30, 2004. Regal CineMedia focuses exclusively on the expansion of ancillary businesses, such as advertising, and complementary business lines that leverage our existing asset and customer bases. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale in our theatre operations and capitalize on Regal CineMedia's ancillary revenue opportunities.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by on-screen advertisements, rental of theatres for business meetings, concerts and other events distributed on a live or pre-recorded basis by Regal CineMedia over the DCN, vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. Film rental costs depend on a variety of factors including the prospects of a film, the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film is in exhibition. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists (our predecessor for accounting purposes) upon the emergence from bankruptcy reorganization on March 2, 2001 of the United Artists Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8, of this Form 10-K). In the same manner, on September 29, 2001, Anschutz acquired controlling equity interests in the Edwards Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8, of this Form 10-K). On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. when the Regal Cinemas, Inc. Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8, of this Form 10-K) emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in Regal Cinemas, Inc. for a controlling equity interest in Regal Cinemas immediately thereafter. In addition, Regal CineMedia was formed in February 2002 to focus on the development of ancillary revenues. Regal acquired the controlling equity interests of United Artists, Edwards, Regal Cinemas and Regal CineMedia through a series of transactions described in further detail in Note 1 to the accompanying consolidated financial statements included in this Form 10-K.

        The Company's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas. These controlling equity interests have been recorded in the Company's consolidated financial statements at Anschutz's combined historical cost basis. The results of operations of the acquired Hoyts theatre locations have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date of March 28, 2003. The results of operations of the seven theatres acquired during the quarter ended July 1, 2004 and the 28 operating theatres acquired from Signature Theatres on September 30, 2004 (see Note 3—"Acquisitions" to the accompanying consolidated financial statements included in this Form 10-K) have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        Prior to fiscal 2004, we reported the results of our operations under one reportable segment—theatre exhibition operations. As of December 30, 2004, we manage our business under two reportable segments—theatre exhibition operations and Regal CineMedia. For a discussion of our reportable segments, including financial information for each segment for each of the last three fiscal years, including fiscal 2004, see Note 17 to the consolidated financial statements.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Trends" above and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" below.

Results of Operations

        Based on our review of industry sources, national box office revenues were estimated to have increased approximately one to two percent for the calendar year of 2004 over the calendar year of 2003. We believe that the slight increase in national 2004 box office revenues resulted from increased average ticket prices per patron, partially offset by a slight decline in national attendance. The increase in average ticket price per patron is primarily attributable to increases in ticket prices and a favorable first quarter 2004 film mix consisting of a higher percentage of R-rated films, which resulted in sales of a greater proportion of full price tickets. Throughout the remainder of 2004, the film mix shifted to a more family-oriented and concession-friendly product, which moderated average ticket prices, but favorably impacted average concession revenues per patron. The lackluster performance of certain holiday films during the fourth quarter of 2004 in comparison to holiday films of the fourth quarter of 2003 contributed to the overall decline in national attendance during 2004.

        Our total revenue for year ended December 30, 2004 ("Fiscal 2004 Period") was $2,468.0 million, a 0.9% decrease from total revenue of $2,489.9 million for the year ended January 1, 2004 ("Fiscal 2003 Period"). On a comparative basis, results for the Fiscal 2003 Period were positively impacted by the timing of our fiscal 2003 calendar which consisted of fifty-three weeks compared to the fifty-two weeks in the Fiscal 2004 Period. The Fiscal 2003 Period's additional week of operations is significant in that it accounted for approximately 3.8% of the Fiscal 2003 Period total attendance. Offsetting the impact of the timing of the Fiscal 2003 Period, the Fiscal 2004 Period results benefited from the results of operations of the acquired Hoyts Cinemas theatres for all periods, whereas the results of operations of the acquired Hoyts Cinemas theatres were excluded from the first three months of the Fiscal 2003 Period because the Hoyts Cinemas acquisition did not occur until March 28, 2003. In addition, the Fiscal 2004 Period includes results of operations of 35 operating theatres acquired during the second and third quarters of 2004. See Note 3 to the accompanying consolidated financial statements included in this Form 10-K for additional information regarding these acquisitions. As a net result of the above factors, the Fiscal 2004 Period box office results were negatively impacted by a net decline in attendance of approximately 4.4%, partially offset by a 2.7% increase in average ticket prices per patron due to increases in retail ticket prices and sales of a greater proportion of full-price tickets from R-rated films during the first quarter of the Fiscal 2004 Period.

        On a same screen basis, the Company's calendar box office revenue growth approximated the industry box office revenue growth for the comparative time period in the prior year. During the Fiscal 2004 Period, we achieved growth in average concession revenues per patron and other operating revenues. The growth in average concession revenues per patron was benefited by price increases and a return to family-oriented and concession friendly film product in the second and third quarters of the Fiscal 2004 Period. In addition, an increase of 32.5% in Regal CineMedia revenues contributed to the increase in other operating revenues for the Fiscal 2004 Period. Income from operations decreased 15.3% to $321.1 million for the Fiscal 2004 Period compared to $379.1 million in the Fiscal 2003 Period. Net income decreased 55.5% to $82.5 million in the Fiscal 2004 Period as compared to net income of $185.4 million in the Fiscal 2003 Period. Earnings per diluted share decreased to $0.55 for the Fiscal 2004 Period compared to $1.30 during the Fiscal 2003 Period. EBITDA was $412.2 million for the Fiscal 2004 Period, a decrease of 23.3% from $537.1 million in the Fiscal 2003 Period and represented an EBITDA margin of 16.7%. The decline in net income, diluted earnings per share, EBITDA and EBITDA margin is primarily attributable to the factors discussed above and a loss on extinguishment of debt of $76.1 million recorded in the Fiscal 2004 Period as a result of the refinancing transactions consummated in connection with the extraordinary dividend transaction described further in Notes 1 and 7 to the accompanying consolidated financial statements included in this Form 10-K. A tabular reconciliation of net income to EBITDA and net cash provided by operating activities is provided below under "Results of Operations—EBITDA."

        During the Fiscal 2004 Period, the Company made significant progress with its strategic initiatives:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2004 Period, including the $718.3 million extraordinary dividend paid on June 2, 2004, totaled approximately $842.2 million. During the second and third quarters of 2004, we announced two increases (totaling approximately 67%) to our quarterly Class A and Class B common stock cash dividend of $0.20 per share and $0.30 per share, respectively. In addition, during the Fiscal 2004 Period, we instituted a share repurchase program, which provides for the authorization to repurchase up to $50 million of our outstanding Class A common stock. No repurchases were effected during the Fiscal 2004 Period.

  •
  On April 29, 2004, we acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, we acquired an additional two theatres with 26 screens also in the Northeastern United States. On September 30, 2004, we acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately $223.6 million, including approximately $196.7 million for the Signature Theatres acquisition, subject to post-closing adjustments. During the Fiscal 2004 Period, these acquisitions contributed approximately 5.0 million attendees or 2.0% to our total attendance. These acquisitions are consistent with our commitment to consummate accretive acquisitions that enhance our asset base and improve our consolidated operating results.

  •
  In addition to the Fiscal 2004 acquisitions, we opened three new theatres with 48 screens, added 19 screens through expansion to existing facilities and closed 30 theaters with 193 screens, ending the Fiscal 2004 Period with 558 theaters and 6,273 screens.

  •
  Our Regal CineMedia business continued to contribute incremental revenue and EBITDA for the Fiscal 2004 Period. Regal CineMedia's EBITDA totaled approximately $56.6 million, an increase of 40.4% over the prior year. Our Regal CineMedia EBITDA margins increased as we ended the Fiscal 2004 Period approximately 3.2% ahead of the Fiscal 2003 Period. A tabular reconciliation of net income to EBITDA and net cash provided by operating activities is provided below under "Results of Operations—EBITDA.

        We remain optimistic regarding the 2005 film slate and share the view of a number of film studio executives and analysts who believe the industry is poised to benefit from a year of solid box office performance. Evidenced by the film studios' continued efforts to promote and market upcoming film releases, 2005 appears to be another year of high-profile releases such as War of the Worlds, King Kong, Star Wars: Episode III, Harry Potter and the Goblet of Fire and Batman Begins.

        During 2004, we believe that the industry screen count grew by approximately 2.0%-2.5% while the Company's average screen count declined by less than 1%. We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, due in part to the timing of certain construction projects, we expect theatre capital expenditures to be in the range of $150 million to $165 million for fiscal 2005, consisting of new theatre development, expansion of existing theatre facilities, upgrades and maintenance. In addition, we are forecasting approximately $15 million of Regal CineMedia capital expenditures.

        We will continue to focus on a simple business strategy including evaluation of accretive acquisition opportunities, enhancement of attractive business opportunities through Regal CineMedia, and continued pursuit of a business strategy that will provide incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2004 Period, Fiscal 2003 Period and

Fiscal 2002 Period (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2004 Period		Fiscal 2003 Period		Fiscal 2002 Period
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Revenues:
Admissions	$1,657.9	67.2%	$1,690.0	67.9%	$1,453.7	67.9%
Concessions	636.4	25.8	646.2	26.0	588.3	27.5
Other operating revenue	173.7	7.0	153.7	6.1	98.2	4.6

Total revenue	2,468.0	100.0	2,489.9	100.0	2,140.2	100.0
Operating expenses:
Film rental and advertising costs(1)	878.5	53.0	908.9	53.8	790.3	54.4
Cost of concessions(2)	94.9	14.9	92.9	14.4	84.4	14.3
Rent expense(3)	287.0	11.6	278.5	11.2	217.3	10.2
Other operating expense(3)	638.1	25.9	603.1	24.2	539.8	25.2
General and administrative expenses(3)	63.5	2.6	62.1	2.5	65.1	3.1
Depreciation and amortization(3)	174.6	7.1	158.5	6.4	134.4	6.3
Merger and restructuring expenses and amortization of deferred stock compensation(3)	6.4	0.3	8.9	0.4	18.9	0.9
Net loss (gain) on disposal and impairment of operating assets(3)	(1.4)	(0.1)	(2.1)	(0.1)	6.4	0.3
Net loss on lawsuit settlements	5.3	0.2	—	—	—	—

Total operating expenses(3)	2,146.9	87.0	2,110.8	84.8	1,856.6	86.8

Income from operations(3)	321.1	13.0	379.1	15.2	283.6	13.2
Interest expense, net(3)	95.6	3.9	72.0	2.9	61.7	2.9
Provision for income taxes(3)	59.5	2.4	121.2	4.9	89.8	4.2
Net income(3)	82.5	3.3	185.4	7.4	117.2	5.5
EBITDA(3),(6)	412.2	16.7	537.1	21.6	403.1	18.8
Attendance	253.8		265.6		241.4
Average ticket price(4)	$6.53	*	$6.36	*	$6.02	*
Average concession per patron(5)	$2.51	*	$2.43	*	$2.44	*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenue/attendance.

(5)
Calculated as concessions revenue/attendance.

(6)
EBITDA represents earnings before interest, taxes, depreciation and amortization. See "—Results of Operations—EBITDA" below for a tabular reconciliation of net income to Total EBITDA and net cash provided by operating activities.

Fiscal 2004 Period Compared to Fiscal 2003 Period

  Admissions

        Total admissions revenues decreased $32.1 million, or 1.9%, to $1,657.9 million for the Fiscal 2004 Period, from $1,690.0 million for the Fiscal 2003 Period. The Fiscal 2003 Period results were favorably impacted by the timing of the Fiscal 2003 Period calendar, which consisted of fifty-three weeks compared to the fifty-two weeks during the Fiscal 2004 Period. The additional week of operations was significant in that it accounted for approximately 3.8% of the Fiscal 2003 Period total attendance. Offsetting the impact of the timing of the Fiscal 2003 Period, the Fiscal 2004 Period results benefited from the results of operations of the acquired Hoyts Cinemas theatres for all periods, whereas the results of operations of the acquired Hoyts Cinemas theatres were excluded from the first three months of the Fiscal 2003 Period because the Hoyts Cinemas acquisition did not occur until March 28, 2003. In addition, the Fiscal 2004 Period includes results of operations of 35 operating theatres acquired during the second and third quarters of 2004. See Note 3 to the accompanying consolidated financial statements included in this Form 10-K for additional information regarding these acquisitions. As a net result of the above factors, the Fiscal 2004 Period box office results were negatively impacted by a net decline in attendance of approximately 4.4%, partially offset by a 2.7% increase in average ticket prices per patron due to increases in retail ticket prices and sales of a greater proportion of full-price tickets from R-rated films during the first quarter of the Fiscal 2004 Period. On a same screen basis, the Company's 2004 calendar box office growth approximated the industry box office growth for the comparative time period in the prior year.

  Concessions

        Total concessions revenues decreased $9.8 million, or 1.5%, to $636.4 million for the Fiscal 2004 Period, from $646.2 million for the Fiscal 2003 Period. The decrease in concessions revenues in the Fiscal 2004 Period compared to the Fiscal 2003 Period was due to a 4.4% decrease in attendance, partially offset by a 3.3% increase in average concessions per patron. The net increase in Fiscal 2004 Period concessions per patron is primarily attributable to price increases and a favorable film product mix in the second and third quarters of the Fiscal 2004 Period.

  Other Operating Revenues

        Total other operating revenues increased $20.0 million, or 13.0%, to $173.7 million for the Fiscal 2004 Period, from $153.7 million for the Fiscal 2003 Period. Included in other operating revenues are on-screen advertising revenues, business meetings and concert event revenues generated by Regal CineMedia, marketing revenues from our vendor marketing programs and game revenues. The increase in other operating revenues was primarily attributable to increases in Regal CineMedia revenues which increased $24.5 million, or 32.5%, to $99.9 million for the Fiscal 2004 Period, from $75.4 million for the Fiscal 2003 Period. In addition, incremental revenues from the inclusion of Hoyts for the full Fiscal 2004 Period and the Fiscal 2004 Period acquisitions contributed to the increase in other operating revenues. Increased utilization of the advertising inventory along with increased earned rates on advertising sold, incremental revenues from business meetings, special screenings and concert events and digital programming contributed to the increase in Regal CineMedia revenues.

  Film Rental and Advertising Costs

        Film rental and advertising costs decreased $30.4 million, or 3.3%, to $878.5 million in the Fiscal 2004 Period, from $908.9 million in the Fiscal 2003 Period. Film rental and advertising costs as a percentage of admissions revenues decreased to 53.0% in the Fiscal 2004 Period as compared to 53.8% in the Fiscal 2003 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2004 Period is a result of a favorable film product mix and a continued focus on managing advertising costs.

  Cost of Concessions

        Cost of concessions increased $2.0 million, or 2.2%, to $94.9 million in the Fiscal 2004 Period, from $92.9 million in the Fiscal 2003 Period. Cost of concessions as a percentage of concessions revenues increased to 14.9% in the Fiscal 2004 Period as compared to 14.4% in the Fiscal 2003 Period. The increase in the cost of concessions and costs of concessions as a percentage of concession revenues in the Fiscal 2004 Period is primarily attributable to the mix of concession product coupled with increases in promotional costs.

  Rent Expense

        Rent expense increased $8.5 million or 3.1% to $287.0 million in the Fiscal 2004 Period, from $278.5 million in Fiscal 2003 Period. Rent expense as a percentage of total revenues was 11.6% and 11.2% for the Fiscal 2004 Period and the Fiscal 2003 Period, respectively. The increase in rent expense in the Fiscal 2004 Period was primarily attributable to the inclusion of Hoyts and the Fiscal 2004 Period acquisitions. The increase in rent expense as a percentage of total revenues in the Fiscal 2004 Period was primarily attributable to the decline in total revenues in comparison to the Fiscal 2003 Period.

  Other Operating Expenses

        For the Fiscal 2004 Period, other operating expenses increased $35.0 million, or 5.8%, to $638.1 million, from $603.1 million in the Fiscal 2003 Period. Other operating expenses as a percentage of total revenues increased to 25.9% in the Fiscal 2004 Period as compared to 24.2% in the Fiscal 2003 Period. The increase in total other operating expenses in the Fiscal 2004 Period was primarily attributable to increases in certain non-rent occupancy costs and certain other operating costs, incremental costs associated with the inclusion of Hoyts and the Fiscal 2004 Period acquisitions and increases in Regal CineMedia operating expenses. The increase in other operating expenses as a percentage of total revenues in the Fiscal 2004 Period was primarily attributable to the above factors, coupled with a decline in total revenues during the Fiscal 2004 Period.

  General and Administrative Expenses

        General and administrative expenses increased $1.4 million, or 2.3%, to $63.5 million during the Fiscal 2004 Period, from $62.1 million in the Fiscal 2003 Period. As a percentage of total revenues, general and administrative expenses remained relatively consistent for the Fiscal 2004 Period and the Fiscal 2003 Period. The increase in general and administrative expenses during the Fiscal 2004 Period was primarily attributable to increases in legal and professional fees.

  Depreciation and Amortization

        Depreciation and amortization increased $16.1 million, or 10.2%, to $174.6 million in the Fiscal 2004 Period, from $158.5 million in the Fiscal 2003 Period. The increase during the Fiscal 2004 Period in depreciation and amortization is primarily due to the inclusion of Hoyts and the Fiscal 2004 Period acquisitions and a $7.4 million increase in Regal CineMedia depreciation expense.

  Income from Operations

        Income from operations totaled approximately $321.1 million for the Fiscal 2004 Period, which represents a decrease of $58.0 million, or 15.3% from $379.1 million in the Fiscal 2003 Period. The decrease in income from operations during the Fiscal 2004 Period is primarily attributable to the timing of our Fiscal 2004 Period calendar, which resulted in a decline in total revenue in comparison to the

Fiscal 2003 Period calendar, increases in certain operating expense items, including a loss on a lawsuit settlement arising from the exhibition of a film, partially offset by the inclusion of the results of operations of the acquired Hoyts Cinemas theatres and the Fiscal 2004 Period acquisitions, increases in Regal CineMedia revenues, certain realized benefits associated with the integration of Hoyts and the Fiscal 2004 Period acquisitions and a reduction of merger and restructuring expenses.

  Interest Expense

        Net interest expense increased $23.6 million, or 32.8%, to $95.6 million in the Fiscal 2004 Period, from $72.0 million in the Fiscal 2003 Period. The increase in interest expense in the Fiscal 2004 Period is principally due to higher outstanding indebtedness as a result of the financing arrangements consummated in the second quarter of 2004 in connection with the extraordinary dividend transaction described further in Notes 1 and 7 to the accompanying consolidated financial statements included in this Form 10-K. Such increase is partially offset by the redemption the Company's higher-rate debt consisting of approximately $298.1 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes") along with a $502.9 million principal payment to extinguish the Regal Cinemas third amended and restated senior credit facility.

  Income Taxes

        The provision for income taxes of $59.5 million and $121.2 million for the Fiscal 2004 Period and the Fiscal 2003 Period reflect effective tax rates of approximately 41.9% and 39.5%, respectively. With respect to the Fiscal 2004 Period, the effective tax rate is higher than the statutory tax rate as a result of the impact of certain non-deductible expenses and management's determination that certain state tax attributes more likely than not will not be realized. The effective tax rate for the Fiscal 2003 Period does not differ substantially from the statutory tax rate.

  Net Income

        Net income totaled $82.5 million for the Fiscal 2004 Period, which represents a decrease of $102.9 million, or 55.5%, from $185.4 million in the Fiscal 2003 Period. The decrease in net income for the Fiscal 2004 Period is attributable to the decrease in income from operations, increases in interest expense, a loss on extinguishment of debt of $76.1 million recorded as a result of the second quarter 2004 refinancing transactions, partially offset by a related decrease in income taxes, as discussed above.

Fiscal 2003 Period Compared to Fiscal 2002 Period

  Admissions

        Total admissions revenues increased $236.3 million, or 16.3%, to $1,690.0 million for the Fiscal 2003 Period, from $1,453.7 million for the Fiscal 2002 Period. The increase in admissions revenues in the Fiscal 2003 Period compared to the Fiscal 2002 Period was primarily attributable to a 10.0% increase in attendance, which is principally related to the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the inclusion of Hoyts from March 28, 2003 and the impact of the 53rd week of operations, partially offset by the net closure of 180 screens during the Fiscal 2003 Period. These box office results were favorably impacted by a 5.6% increase in average ticket prices, which reflected actual price increases and the impact of a favorable film product mix. The Fiscal 2002 Period includes the results of Edwards from December 28, 2001 (a full fiscal year), the results of United Artists from January 4, 2002 (a full fiscal year less one week) and Regal Cinemas from January 24, 2002 (approximately 11 months). Excluding the effects of the inclusion of Hoyts and the impact of week 53 during the Fiscal 2003 Period, attendance for the Fiscal 2003 Period was approximately 239.6 million, a 0.7% decrease from the Fiscal 2002 Period.

  Concessions

        Total concessions revenues increased $57.9 million, or 9.8%, to $646.2 million for the Fiscal 2003 Period, from $588.3 million for the Fiscal 2002 Period. The increase in concessions revenues in the Fiscal 2003 Period compared to the Fiscal 2002 Period was due to the 10.0% increase in attendance. Concessions revenue per patron declined 0.4% for the Fiscal 2003 Period. This decline is primarily attributable to film product mix, which was comprised of a higher proportion of R-rated and PG-13 rated films. These films typically result in lower concession revenue per patron.

  Other Operating Revenues

        Total other operating revenues increased $55.5 million, or 56.5%, to $153.7 million for the Fiscal 2003 Period, from $98.2 million for the Fiscal 2002 Period. Included in other operating revenues are on-screen advertising revenues, meetings and events generated by Regal CineMedia, marketing revenues from our vendor marketing programs and game revenues. The increase in other operating revenues was primarily attributable to increases in Regal CineMedia revenues which increased $49.3 million to $75.4 million for the Fiscal 2003 Period, from $26.1 million for the Fiscal 2002 Period, the inclusion of Hoyts from March 28, 2003 and, to a lesser extent, increases in our revenues from vendor marketing programs during the Fiscal 2003 Period.

  Film Rental and Advertising Costs

        Film rental and advertising costs increased $118.6 million, or 15.0%, to $908.9 million in the Fiscal 2003 Period, from $790.3 million in the Fiscal 2002 Period. Film rental and advertising costs as a percentage of admissions revenues decreased slightly to 53.8% in the Fiscal 2003 Period as compared to 54.4% in the Fiscal 2002 Period as a result of a decline in advertising expense and a lower percentage of box office revenues being derived from higher grossing films. The increase in film rental and advertising costs during the Fiscal 2003 Period was primarily attributable to the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the inclusion of Hoyts from March 28, 2003 and the impact of week 53 during the Fiscal 2003 Period.

  Cost of Concessions

        Cost of concessions increased $8.5 million, or 10.1%, to $92.9 million in the Fiscal 2003 Period, from $84.4 million in the Fiscal 2002 Period. Cost of concessions as a percentage of concessions revenues increased slightly to 14.4% in the Fiscal 2003 Period as compared to 14.3% in the Fiscal 2002 Period. The increase in the cost of concessions in the Fiscal 2003 Period as a percentage of concessions revenues is primarily attributable to product mix, offset by the realization of operating efficiencies realized through the 2002 integration of Regal Cinemas, United Artists and Edwards.

  Rent Expense

        Rent expense increased $61.2 million, or 28.2%, to $278.5 million in the Fiscal 2003 Period from $217.3 million in the Fiscal 2002 Period. Rent expense as a percentage of total revenues was 11.2% and 10.2% for the Fiscal 2003 and Fiscal 2002 Periods, respectively. The increase in rent expense in the Fiscal 2003 Period was primarily attributable to the inclusion of Hoyts from March 28, 2003 and Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period and to a lesser extent, increases in contingent rent related to the impact of week 53 during the Fiscal 2003 Period.

  Other Operating Expenses

        Other operating expenses increased $63.3 million, or 11.7%, to $603.1 million in the Fiscal 2003 Period, from $539.8 million in the Fiscal 2002 Period. Other operating expenses as a percentage of total revenues declined to 24.2% in the Fiscal 2003 Period as compared to 25.2% in the Fiscal 2002 Period.

The increase in total other operating expenses in the Fiscal 2003 Period was primarily attributable to incremental costs associated with the inclusion of Hoyts from March 28, 2003, the impact of week 53 and a full year of Regal Cinemas and United Artists during the Fiscal 2003 Period, coupled with incremental expenses associated with Regal CineMedia, which did not begin substantive operations until the second fiscal quarter of 2002. The decline in other operating expenses as a percentage of total revenues is primarily attributable to the fixed nature of various theatre operating expenses, coupled with an increase in total revenues.

  General and Administrative Expenses

        General and administrative expenses decreased $3.0 million, or 4.6%, to $62.1 million during the Fiscal 2003 Period, from $65.1 million in the Fiscal 2002 Period. As a percentage of total revenues, general and administrative expenses were approximately 2.5% and 3.1% in the Fiscal 2003 and Fiscal 2002 Periods, respectively. The decrease in general and administrative expenses as a percentage of total revenues during the Fiscal 2003 Period was primarily attributable to operating efficiencies realized through the 2002 integration of Regal Cinemas, United Artists and Edwards, coupled with an increase in total revenues.

  Depreciation and Amortization

        Depreciation and amortization increased $24.1 million, or 17.9%, to $158.5 million in the Fiscal 2003 Period, from $134.4 million in the Fiscal 2002 Period. The increase during the Fiscal 2003 Period in depreciation and amortization is primarily due to the inclusion of a full year of Regal Cinemas (including a $9.9 million increase in Regal CineMedia depreciation expense) for the Fiscal 2003 Period and the inclusion of Hoyts from March 28, 2003.

  Income from Operations

        Income from operations totaled approximately $379.1 million for the Fiscal 2003 Period, which represents an increase of $95.5 million, or 33.7% from $283.6 million in the Fiscal 2002 Period. The increase in income from operations during the Fiscal 2003 Period is primarily attributable to the growth in total revenues as a result of the inclusion of Regal Cinemas and United Artists for a full year in the Fiscal 2003 Period, the results of Hoyts from March 28, 2003 and the impact of week 53 during the Fiscal 2003 Period, coupled with the realized benefits associated with the 2002 integration of Regal Cinemas, United Artists and Edwards. The increase in income from operations during the Fiscal 2003 Period was also attributable to a reduction of merger and restructuring expenses, partially offset by increases in certain other operating expense items described in previous sections.

  Interest Expense

        Net interest expense increased $10.3 million, or 16.7%, to $72.0 million in the Fiscal 2003 Period, from $61.7 million in the Fiscal 2002 Period. The increase in interest expense in the Fiscal 2003 Period is principally due to higher outstanding indebtedness for the Fiscal 2003 Period as a result of the financing arrangements consummated in the second fiscal quarter of 2003 in connection with the extraordinary dividend transaction.

  Income Taxes

        The provision for income taxes of $121.2 million and $89.8 million for the Fiscal 2003 and Fiscal 2002 Periods reflect effective tax rates of approximately 39.5% and 43.4%, respectively. Excluding the effects of minority interest in earnings of consolidated subsidiaries recorded in the accompanying consolidated statements of income for the Fiscal 2003 and Fiscal 2002 Periods, our effective tax rates were approximately 39.5% and 40.7%, respectively. The Fiscal 2002 Period effective tax rate reflects the impact of certain non-deductible merger expenses.

  Net Income

        Net income totaled $185.4 million for the Fiscal 2003 Period, which represents an increase of $68.2 million from $117.2 million in the Fiscal 2002 Period.

EBITDA

        EBITDA (earnings before interest, taxes, depreciation and amortization) was approximately $412.2 million, or 16.7% of total revenues, for the Fiscal 2004 Period, $537.1 million, or 21.6% of total revenues, for the Fiscal 2003 Period and $403.1 million, or 18.8% of total revenues, for the Fiscal 2002 Period. We believe EBITDA provides a useful measure of liquidity and financial performance for our investors because EBITDA is an industry comparative measure of liquidity and financial performance prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess our performance and liquidity. EBITDA is not a measurement of liquidity or financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements for debt service, fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Form 10-K. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income to EBITDA and net cash provided by operating activities is calculated as follows:

	Fiscal 2004 Period	Fiscal 2003 Period	Fiscal 2002 Period
	(in millions)
Net income	$82.5	$185.4	$117.2
Interest expense, net	95.6	72.0	61.7
Provision for income taxes	59.5	121.2	89.8
Depreciation and amortization	174.6	158.5	134.4

Total EBITDA	412.2	537.1	403.1

EBITDA—Theatre Group, net of inter-company eliminations	355.6	496.8	399.6
EBITDA—RCM	56.6	40.3	3.5

Total EBITDA	412.2	537.1	403.1
Interest expense, net	(95.6)	(72.0)	(61.7)
Provision for income taxes	(59.5)	(121.2)	(89.8)
Deferred income taxes	2.2	26.4	73.5
Changes in operating assets and liabilities	50.1	102.0	24.0
Loss on extinguishment of debt	76.1	—	1.5
Other items, net	1.9	3.8	22.6

Net cash provided by operating activities	$387.4	$476.1	$373.2

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2004, 2003 and 2002 Periods:

	Fiscal 2004 Period	Fiscal 2003 Period	Fiscal 2002 Period
	(in millions)
Net cash provided by operating activities	$387.4	$476.1	$373.2
Net cash used in investing activities	(306.2)	(181.9)	(115.0)
Net cash used in financing activities	(126.1)	(281.4)	(50.2)

Net (decrease) increase in cash and cash equivalents	$(44.9)	$12.8	$208.0

  Fiscal 2004 Period Compared to Fiscal 2003 Period

        Cash flows generated from operating activities were approximately $387.4 million for the Fiscal 2004 Period compared to approximately $476.1 million for the Fiscal 2003 Period. The $88.7 million net decrease was attributable to a $102.9 million decrease in net income offset by a net increase of $14.2 million in adjustments to reconcile net income to cash provided by operating activities. Such adjustments primarily included a $76.1 million loss on the extinguishment of debt and an increase in depreciation and amortization of $16.1 million, which is primarily attributable to increases in depreciation expense related to Regal CineMedia, the inclusion of the Fiscal 2004 Period acquisitions and the inclusion of Hoyts during the entire Fiscal 2004 Period as compared to only nine months during the Fiscal 2003 Period. In addition, a net decrease of $51.9 million in changes in operating assets and liabilities contributed to the decrease in net cash provided by operating activities. The net decrease in operating assets and liabilities was primarily related to the timing of certain vendor payments and income tax payments and an increase in deferred revenues. The changes in certain other working capital items were primarily related to the change in the Company's calendar for the Fiscal 2004 Period as compared to the Fiscal 2003 Period.

        Capital expenditures were $124.3 million for the Fiscal 2004 Period compared to $137.5 million for the Fiscal 2003 Period. This decrease is primarily due to fewer capital expenditures associated with Regal CineMedia and the timing of certain capital projects during the Fiscal 2004 period. During the Fiscal 2004 Period, the Company consummated three acquisitions for a net aggregate purchase price of $223.6 million. Also during the Fiscal 2004 Period, Regal Cinemas entered into a sale and leaseback transaction involving one of its owned theatres for total sale proceeds of approximately $11.5 million.

        Cash flows used in financing activities were approximately $126.1 million for the Fiscal 2004 Period compared to cash flows used in financing activities of approximately $281.4 million for the Fiscal 2003 Period. The net decrease in cash flows used in financing activities during the Fiscal 2004 Period is primarily attributable to the June 2, 2004 extraordinary dividend payment, redemption of a portion of the Senior Subordinated Notes, repayment of the third amended and restated Regal Cinemas senior credit facility and increases in our Fiscal 2004 Period dividend payments, offset by borrowings under the new $1,750.0 million Regal Cinemas Senior Credit Facility entered into on May 10, 2004 (the "Senior Credit Facility"). See Notes 1 and 7 to the consolidated financial statements included in this Form 10-K for further description of such financing transactions.

  Fiscal 2003 Period Compared to Fiscal 2002 Period

        Cash flows generated from operating activities were approximately $476.1 million for the Fiscal 2003 Period compared to approximately $373.2 million for the Fiscal 2002 Period. The net increase was attributable to a $68.2 million increase in net income partially offset by a net decrease of $43.3 million in adjustments to reconcile net income to cash provided by operating activities. Such adjustments included a reduction in deferred income taxes of $47.1 million partially offset by an increase in depreciation and amortization of $24.1 million. In addition, a net increase of $78.0 million in changes in operating assets and liabilities contributed to the increase in net cash provided by operating activities. The net increase in operating assets and liabilities was primarily related to a $47.1 million increase in income taxes payable coupled with increases in the change in prepaid expenses and other current assets and accrued expenses and other liabilities.

        Capital expenditures were $137.5 million for the Fiscal 2003 Period compared to $108.2 million for the Fiscal 2002 Period. Such increase is primarily due to the inclusion of Hoyts from March 28, 2003 and a full twelve months of operations of Regal Cinemas and United Artists during the Fiscal 2003 Period coupled with incremental capital expenditures associated with Regal CineMedia, which did not begin substantive operations until the second fiscal quarter of 2002. Cash flows used in investing activities for the Fiscal 2003 Period also reflect approximately $97.6 million of net cash used to acquire Hoyts.

        Cash flows used in financing activities were approximately $281.4 million for the Fiscal 2003 Period compared to cash flows used in financing activities of approximately $50.2 million for the Fiscal 2002 Period. The net increase in cash flows used in financing activities during the Fiscal 2003 Period is primarily attributable to the financing transactions and related payment of the extraordinary dividend, which is discussed more fully under "Liquidity and Capital Resources."

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, general corporate purposes related to corporate operations, debt service and the Company's quarterly dividend. The principal sources of liquidity are cash generated from operations, cash on hand and the Revolving Facility provided for under Regal Cinemas' Senior Credit Facility. Under the terms of the Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem its Convertible Senior Notes.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 days from purchase. Our current liabilities generally include items that will become due within twelve months and, as a result, at any given time, our balance sheet is likely to reflect a working capital deficit.

        We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, development of our DCN, upgrading the Company's theatre facilities and replacing equipment. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and maintenance to be in the range of $150 million to $165 million in fiscal 2005, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions. In addition to capital expenditures associated with our theatre operations, we expect to incur capital expenditures of approximately $15 million in connection with Regal CineMedia during fiscal 2005. Regal CineMedia capital expenditures will be made in connection with the deployment of our DCN to provide advertising and promotional services and digital distribution content capabilities to additional markets coupled with expenditures for other in-lobby advertising and promotional initiatives. During the Fiscal 2004 Period, we invested an aggregate of approximately $124.3 million in capital expenditures.

        In May 2002, we sold 18.0 million shares of our Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of approximately $314.8 million.

        On August 16, 2002, REH acquired the remaining outstanding shares of common stock of United Artists held by the United Artists minority stockholders and warrants to acquire shares of common stock of United Artists held by various institutional holders for approximately $34.0 million. The $22.3 million difference between the carrying amount and purchase price of the minority interest was recorded as a component of goodwill.

        On March 28, 2003, we completed our acquisition of certain theatre operations of Hoyts representing a total of 52 theatres and 554 screens located in 10 states in the Northeastern United States for an aggregate purchase price of $213.1 million. The purchase price included cash of approximately $100.0 million, the issuance of 4,761,904 shares of Regal's Class A common stock to HUSH Holdings U.S. Inc. ("HUSH") with an aggregate fair value of $88.1 million and the assumption of certain capital lease obligations with an aggregate fair value of approximately $25.0 million.

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock and warrants held by certain other investors to purchase a total of 296,129 shares of Class A common stock were exercised at exercise prices of $8.88 per share. Proceeds from the transactions totaled approximately $37.5 million.

        On June 10, 2003, Regal declared an extraordinary cash dividend of $5.05 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on June 20, 2003 were paid this dividend on July 1, 2003. Sources used to fund the approximate $716.0 million extraordinary dividend included cash on hand of approximately $190.6 million, the net proceeds of $310.8 million from the term loan under the Senior Credit Facility and the net proceeds of $214.6 million from the issuance by Regal of $240.0 million 3 3/4% Convertible Senior Notes on May 28, 2003 (the "Convertible Senior Notes"). The dividend was recorded as a reduction of retained earnings (reduced to zero as of June 10, 2003) and additional paid-in capital upon declaration.

        Concurrent with the issuance of our Convertible Senior Notes, we entered into convertible note hedge and warrant transactions with respect to our Class A Common Stock in order to reduce the potential dilution from conversion of the notes into shares of our Class A Common Stock. The net cost of the convertible note hedge and warrant transactions was approximately $18.8 million and is included as a component of stockholders' equity. See Note 7 to the accompanying consolidated financial statements in the Form 10-K for further description of the Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Convertible Senior Notes allow us to settle any conversion, and we have the ability and intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread (the excess conversion value over the accreted value) in the shares of our Class A Common Stock. Based upon our ability to generate cash flow from operations, our financial capacity and ability to raise capital and available cash on hand, we believe that we have the ability to generate the liquidity necessary to settle in cash the principal amount of the Convertible Senior Notes upon a conversion event.

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired an additional two theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately

$223.6 million, including approximately $196.7 million for the Signature Theatres acquisition, subject to post-closing adjustments. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. See Note 3—"Acquisitions" to the accompanying consolidated financial statements included in this Form 10-K for further discussion of these transactions.

        On May 10, 2004, Regal Cinemas entered into its new Senior Credit Facility with Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, and the other lenders and agents party thereto, which consists of a $1,650.0 million Term Facility (the "Term Facility") and a Revolving Facility (the "Revolving Facility") of up to $100.0 million, in order to, among other things, refinance its existing indebtedness (the "Refinancing"). The Revolving Facility has a sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The Term Facility matures on November 10, 2010 and the Revolving Facility matures on May 10, 2009. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. As of December 30, 2004, the interest rate on the Term Facility was approximately 4.0%. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2010 and the second on November 10, 2010. Approximately $918.3 million of the proceeds from the Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend to its stockholders on June 2, 2004, as described below, and set aside the remaining balance for the fiscal 2004 acquisitions described under Note 3—"Acquisitions" to the accompanying consolidated financial statements included in this Form 10-K and for general corporate purposes. Upon consummation of the Refinancing, Regal recognized a loss on debt extinguishment of approximately $76.1 million. For a detailed summary of other material terms of the Senior Credit Facility, please refer to the information provided under Note 7—"Debt Obligations—Regal Cinemas Fourth Amended and Restated Credit Agreement" to the accompanying consolidated financial statements included in this Form 10-K. As a result of this additional indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. On June 30, 2004, Regal made a $50.0 million voluntary prepayment of the outstanding senior secured term loan.

        On May 12, 2004, we, through our subsidiary Regal Cinemas Bond Corporation, completed a cash tender offer and consent solicitation for Regal Cinemas' Senior Subordinated Notes. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes was purchased in the tender offer, resulting in our payment of approximately $56.3 million in excess of the $298.1 million aggregate principal amount of the Senior Subordinated Notes tendered in connection with the tender offer and consent solicitation. The aggregate consideration paid in respect of the tender offer and consent solicitation was financed with a portion of the proceeds from Regal Cinemas' Senior Credit Facility. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party. For a detailed summary of the tender offer and consent solicitation, please refer to the information provided under Note 7 to the accompanying consolidated financial statements in this Form 10-K.

        On May 13, 2004, Regal declared an extraordinary cash dividend of $5.00 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on May 21, 2004 were paid this dividend on June 2, 2004. The dividend was recorded as a reduction of additional paid-in capital upon declaration. A portion of the net proceeds from Regal Cinemas' Senior Credit Facility was used to fund the approximate $718.3 million extraordinary dividend.

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.15% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the swaps will be included in interest expense. As of December 30, 2004, the aggregate fair value of the swaps was determined to be approximately ($8.3 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $5.0 million, net of tax, recorded to "Accumulated Other Comprehensive Loss." The swaps exhibited no ineffectiveness for the year ended December 30, 2004.

        As of December 30, 2004, we had approximately $1,591.9 million outstanding under the Regal Cinemas Term Facility and $51.5 million aggregate principal amount remaining under the Notes. As of December 30, 2004, Regal Cinemas had used in connection with the Refinancing or distributed to Regal all of the net proceeds from the Term Facility and had approximately $98.6 million available for drawing under the $100.0 million Revolving Facility. Regal Cinemas maintains a letter of credit sub-facility of up to $30.0 million (of which approximately $1.4 million was outstanding as of December 30, 2004), which reduces availability under the Revolving Facility.

        During the year ended December 30, 2004, Regal paid two cash dividends of $0.18 per share, one cash dividend of $0.20 per share and one cash dividend of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or $123.7 million in the aggregate, in addition to the extraordinary cash dividend of $5.00 per share. On February 10, 2005 the Company declared a cash dividend of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock. The dividend is payable on March 15, 2005 to stockholders of record on March 1, 2005. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        During the year ended December 30, 2004, the Company instituted a share repurchase program, which provides for the authorization to repurchase up to $50 million of its outstanding Class A common stock within a twelve month period. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such manner deemed appropriate by the Company. During the year ended December 30, 2004, the Company made no repurchases of its outstanding Class A Common Stock.

Contractual Cash Obligations and Commitments

        The Company primarily leases its theatres pursuant to long-term non-cancelable operating leases. As of December 30, 2004, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13-36 months	37-60 months	After 60 months
Contractual Cash Obligations
Debt obligations(1)	$1,887.5	$256.5	$34.8	$32.3	$1,563.9
Future interest on debt obligations(2)	555.6	97.4	194.4	201.7	62.1
Capital lease obligations, including interest(3)	41.0	3.3	6.7	6.9	24.1
Lease financing arrangements, including interest(3)	194.0	13.3	26.7	26.7	127.3
Bankruptcy claims and liabilities(4)	1.2	1.2	—	—	—
Operating leases(5)	3,781.2	277.2	548.5	546.5	2,409.0
Other long term and purchase obligations	2.6	1.9	0.6	0.1	—

Total contractual cash obligations	$6,463.1	$650.8	$811.7	$814.2	$4,186.4

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	2-3 years	4-5 years	After 5 years
Other Commercial Commitments(6)	$100.0	$—	$—	$—	$100.0

(1)
These amounts are included on our consolidated balance sheet as of December 30, 2004. Our Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 7 to the accompanying consolidated financial statements included in this Form 10-K for additional information about our long-term debt obligations and related matters. Our Convertible Senior Notes are reflected on our consolidated balance sheet at December 30, 2004 and in the above table as a current liability due to the conversion rights of the note holders, as more fully discussed in Note 7, even though the notes mature in 2008.

(2)
Future interest payments on the Company's unhedged debt obligations (consisting of approximately $791.9 million of variable interest rate borrowings under the Term Facility, $240.0 million outstanding under the Convertible Senior Notes, approximately $51.5 million due under the Senior Subordinated Notes and approximately $4.1 million of other debt obligations) are based on the stated fixed rate or in the case of the $791.9 million of variable interest rate borrowings under the Term Facility, the current interest rate (4.56%) as of the date of this Form 10-K. Future interest payments on the Company's hedged indebtedness as of December 30, 2004 (the remaining $800.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in to Note 7 to the consolidated financial statements included in this Form 10-K) as of the date of this Form 10-K (2.0%) and (2) the expected fixed interest payments under the Company's interest rate swap agreements, which are described in further detail under Note 7 to the accompanying consolidated financial statements included in this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 30, 2004. Future interest payments are calculated based interest rates implicit in the underlying leases, which range from 3.3% to 12.3%, maturing in various installments through 2021. Refer to Note 7 to the consolidated financial statements included in this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
These amounts are included on our consolidated balance sheet as of December 30, 2004. Refer to Note 11 to the accompanying consolidated financial statements included in this Form 10-K for additional information about our bankruptcy related matters.

(5)
We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 11 to the consolidated financial statements included in this Form 10-K.

(6)
As of December 30, 2004, Regal Cinemas had approximately $98.6 million available for drawing under the Revolving Facility (as defined in Note 7 to the accompanying consolidated financial statements included in this Form 10-K). Regal Cinemas also maintains a letter of credit sub-facility of up to $30.0 million (of which approximately $1.4 million was outstanding as of December 30, 2004), which reduces the availability under the Revolving Facility.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of December 30, 2004.

Category	Moody's	Standard and Poor's
Regal 3 3/4% Convertible Senior Notes	B3	B
Regal Cinemas Senior Credit Facility	Ba3	BB-

Debt Obligations

        On May 10, 2004, Regal Cinemas entered into its new Senior Credit Facility which consists of a Term Facility in an aggregate principal amount of up to $1,650.0 million and a Revolving Facility in an aggregate principal amount of up to $100.0 million. For a detailed summary of the material terms of our Senior Credit Facility, please refer to the information provided under Note 7 to the accompanying consolidated financial statements included in this Form 10-K.

        For information regarding our other material debt instruments, including our Convertible Senior Notes and Regal Cinemas' Senior Subordinated Notes, please see the information under Note 7—"Debt Obligations" to the accompanying consolidated financial statements included in this Form 10-K.

Interest Rate Swaps

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.15% and will receive interest at a variable rate based on the

3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the swaps, because the pay and receive rates on the swaps represented prevailing rates for each counterparty at the time the swaps were entered into. The interest rate swaps prospectively qualified for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $800.0 million of the aforementioned credit facility. The change in the fair values of the swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the four interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates. As of December 30, 2004, the aggregate fair value of the swaps was determined to be approximately ($8.3 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $5.0 million, net of tax, recorded to "Accumulated Other Comprehensive Loss." The swaps exhibited no ineffectiveness for the year ended December 30, 2004.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 8 to the accompanying consolidated financial statements included Part II, Item 8 of this Form 10-K.

Bankruptcy Claims

        Regal Cinemas, Inc. has bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation. At December 30, 2004, Regal Cinemas had accrued approximately $1.2 million for the estimated costs to resolve such bankruptcy claims. In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on the Company's liquidity or results of operations. To the extent claims are allowed by the bankruptcy court, they will be funded with cash on hand or cash flow from operations. For a detailed discussion of the bankruptcy proceedings, see Note 4 to the consolidated financial statements included in Part II, Item 8, of this Form 10-K.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which includes, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the notes to the Consolidated Financial Statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We applied the principles of purchase accounting when recording the acquisitions of Hoyts and other subsequent acquisitions. These accounting principles require that we estimate the fair value of the individual assets and liabilities, including the related deferred tax assets and liabilities related to such amounts. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts.

  •
  We adopted SFAS 142, "Goodwill and Other Intangible Assets" in 2002. SFAS 142 specifies that goodwill and indefinite-lived intangible assets will no longer be amortized but instead will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during the fourth quarter of fiscal 2004, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. Actual film costs and film costs payable could differ materially from those estimates. For the fiscal years ended December 30, 2004, January 1, 2004 and December 26, 2002, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment on a straight-line basis over the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment and certain DCN assets), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

    The majority of our properties were appraised as part of the bankruptcy process. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis evaluates assets for impairment on an individual theatre basis. When the future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended December 30, 2004, January 1, 2004 and December 26, 2002, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 30, 2004, consolidated depreciation and amortization expense was $174.6 million, representing 7.1% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $12.6 million or 7.2%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $14.7 million or 8.4%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards based on their probable tax treatment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. With the exception of valuation allowances recorded relative to pre-acquisition periods, decreases in the valuation allowance generally result in a decrease in the provision for income taxes. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relates to pre-acquisition periods, goodwill would be reduced to the extent of such excess or recorded goodwill, as appropriate.

    Additionally, income tax rules and regulations are subject to interpretation and require judgment by us and may be challenged by the tax authorities. Accordingly, although we believe that our tax return positions are fully supportable, we establish accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Such accruals are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. With the exception of certain changes in pre-acquisition tax uncertainties, any change in the balance of an accrual established relative to a tax uncertainty impacts the provision for income taxes in the period that the adjustment is made to the accrual.

    For the fiscal year ended December 30, 2004, our provision for income taxes was $59.5 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 41.9% to 42.9% would have increased the current year income tax provision by approximately $1.4 million.

Quarterly Results

        The Company's consolidated financial statements for the year ended January 1, 2004 include the results of operations of United Artists, Edwards and Regal Cinemas from December 27, 2002 and Hoyts from March 28, 2003. The Company's consolidated financial statements for the year ended December 30, 2004 include the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of seven theatres acquired during the quarter ended July 1, 2004 and the 28 operating theatres acquired from Signature Theatres on September 30, 2004 for periods subsequent to the respective acquisition dates. The comparability of our results between quarters is impacted by the inclusion from such dates of the results of operations of each of such entities and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended December 30, 2004. The quarterly financial data as of each period presented below have been derived from Regal's unaudited consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included elsewhere in this Form 10-K.

	Dec. 30, 2004	Sept. 30, 2004	July 1, 2004(1)	April 1, 2004	Jan. 1, 2004(3)	Sept. 25, 2003(2)	June 26, 2003	Mar. 27, 2003
	In millions (except per share data)
Total revenues	$643.1	$611.3	$673.1	$540.5	$683.8	$629.9	$648.1	$528.1
Income from operations	71.4	74.2	113.9	61.6	117.7	95.5	93.3	72.6
Net income	24.5	27.8	7.4	22.8	58.8	44.2	47.1	35.3
Diluted earnings per share	0.16	0.19	0.05	0.16	0.40	0.30	0.33	0.26
Dividends per common share	$0.30	$0.20	$5.18	$0.18	$0.15	$5.20	$0.15	$0.15

(1)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the accompanying consolidated financial statements included in Item 8 of this Form 10-K for further discussion.

(3)
The fourth quarter of the Fiscal 2003 Period includes one additional week of operations.

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the accompanying consolidated financial statements, which information is incorporated herein by reference.

Forward-looking Statements

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

Risk Factors

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this annual report, you should consider the following factors before investing in our securities.

  Our substantial lease and debt obligations could impair our financial condition

        We have substantial lease and debt obligations. For fiscal 2004, our total rent expense and net interest expense were approximately $287.0 million and $95.6 million, respectively. As of December 30, 2004, we had total long-term obligations of $2,005.8 million. As of December 30, 2004, we had total contractual cash obligations of approximately $6,463.1 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments" provided above.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

  Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        In recent years, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, a modern megaplex is preferred by patrons over a slope-floored multiplex theatre, which was the dominant theatre-type built prior to 1996. Although, as of December 30, 2004, approximately 66% of our screens were located in theatres featuring stadium seating, we still serve many markets with profitable sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken from 1996 to 1999, our attendance, revenue and income from operations per screen could decline substantially.

  Our in-theatre advertising business operates in a competitive environment.

        Regal CineMedia's in-theatre advertising operations must compete with a number of other cinema advertising companies and advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that Regal CineMedia's in-theatre advertising format will be favorably received by the theatre-going public. If Regal CineMedia is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, and its results of operations may be adversely affected.

  We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

  We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors reportedly accounting for 96% of admissions revenues and all of the top 50 grossing films during 2003. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the nine major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

  No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

  We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

  We must comply with the ADA.

        Our theatres must comply with the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Noncompliance with the ADA, including with respect to "lines of sight" and other requirements currently in dispute as described in greater detail in Note 11 to the accompanying consolidated financial statements included in this Form 10-K, could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. Any such imposition of injunctive relief, fines, damage awards or capital expenditures could materially adversely affect our business and results of operations.

  An increase in the use of alternative film delivery methods may drive down movie theatre attendance and limit ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, video disks and cassettes, satellite and pay-per-view services. Further, technologies for movie delivery (such as video on demand) could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

  Development of digital technology may increase our capital expenses.

        The industry is in the early stages of conversion from film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not finance the conversion as expected, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change if the industry changes from physical media to electronic media.

  We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell and Kurt Hall, our Co-Chairmen and Co-Chief Executive Officers. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

  The interests of our controlling stockholder may conflict with your interests.

        Anschutz owns substantially all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 30, 2004, Anschutz controlled approximately 79.0% of the voting power of all of our outstanding common stock. For as long as Anschutz continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz but not to other stockholders. In addition, Anschutz and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

  A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

  Our results of operations fluctuate on a seasonal basis and may be unpredictable, which could increase the volatility of our stock price.

        Our revenues are usually seasonal because of the way the major film distributors release films. Generally, the most marketable movies are released during the summer and the holiday season. Poor performance of these films, or a disruption in the release of films during these periods, could hurt our results for the entire fiscal year. An unexpected "hit" film during other periods can alter the traditional trend. The timing of movie releases can have a significant effect on our results of operations, and our results of operations for one fiscal period are not necessarily indicative of our results of operations for any other fiscal period. These variations in results could cause increased volatility in our stock price.

  Our stock price may be volatile and decline substantially

        The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the purchased market price because of a number of factors, including actual or anticipated quarterly fluctuations in our operating results; changes in expectations of future financial performance or changes in estimates of securities analysts; changes in the market valuations of other companies; announcements relating to strategic relationships, acquisitions or industry consolidation; and general economic, market and political conditions not related to our business.

  A substantial number of restricted shares are eligible for sale which could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of March 10, 2005, we had outstanding 4,215,455 shares of Class A common stock and 87,566,142 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Anschutz, Oaktree's Principal Activities Group and certain other significant stockholders are able to sell their shares pursuant to the registration rights that we have granted as described in "Description of Capital Stock—Registration Rights." We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz, Oaktree's Principal Activities Group or our directors or executive officers of their shares of our common stock.

        Additionally, as of March 10, 2005, approximately 10,163,000 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.6901 to $17.83. Of such options, as of March 10, 2005, 3,198,389 were exercisable. All of such shares subject to options are registered and will be freely tradable when the option is exercised unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

  The sale of a substantial number of shares may make it difficult for us to sell equity securities in the future.

        Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If we are unable to sell equity securities at times and prices that we deem appropriate, our ability to fund growth could be adversely affected.

  Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

  Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

  Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

  Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

  We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        We are a holding company with no operations of our own. Consequently, our ability to service our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Convertible Senior Notes and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  Payment of our extraordinary dividends could impair our ability to fund capital requirements or service our debt obligations and may have adverse tax consequences to the holders of the Convertible Senior Notes.

        On July 1, 2003, we paid to our stockholders an extraordinary cash dividend of $5.05 per share on each outstanding share of Class A and Class B common stock totaling approximately $716.0 million in the aggregate. We used approximately $214.6 million of the net proceeds from our $240.0 million Convertible Senior Notes offering, as well as the net proceeds from an additional term loan facility under the Regal Cinemas' Senior Credit Facility of approximately $310.8 million and approximately $190.6 million of cash on hand to pay this extraordinary dividend. On June 2, 2004, we paid another extraordinary cash dividend of $5.00 per share on each share of our outstanding Class A and Class B common stock totaling approximately $718.3 million in the aggregate. We funded the dividend from internally generated funds and the net proceeds of the completion of our $1.75 billion recapitalization transaction. The extraordinary dividends reduced our available funds and could adversely affect our ability to fund potential acquisitions, capital expenditures, working capital or other expenditures, including capital expenditures of Regal CineMedia. The reduction in available funds could also materially affect our ability to meet our debt service obligations including settling the accreted value of the Convertible Senior Notes in cash. Our payment of the extraordinary dividends resulted in antidilution adjustments to the conversion price of the Convertible Senior Notes pursuant to the terms of the indenture governing the Convertible Senior Notes. Upon the conversion of the Convertible Senior Notes, additional shares of common stock received as a result of those increases may be deemed to be payments of taxable dividends to a holder of the Convertible Senior Notes to the extent of our current and accumulated earnings and profits.

  Hedging transactions and other transactions

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held at the time the Convertible Senior Notes were issued by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Credit Suisse First Boston International has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 7 to the accompanying consolidated financial statements included in this Form 10-K

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Senior Credit Agreement provides for variable rate interest that could be adversely affected by an increase in interest rates. As of December 30, 2004, borrowings of $1,591.9 million under the Term Facility were outstanding. Borrowings under the Term Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate or a base rate plus, in each case, an applicable margin. The base rate is the higher of Prime Rate and the Federal Funds Effective Rate plus 0.5%. The borrowings outstanding under the Term Facility bore interest of approximately 4.0% as of December 30, 2004.

        During the year ended December 30, 2004, Regal Cinemas entered into four distinct hedging relationships via four separate interest rate swap agreements with final maturity terms ranging from three to five years each for the purpose of hedging approximately $800 million of variable interest rate risk under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.15% and receives interest at a variable rate based on the 3-month LIBOR. For a further description of the swap agreements, see Note 7 to the accompanying consolidated financial statements, which information is incorporated herein by reference.

        A one-half percent rise in the interest rate on the Company's unhedged variable rate indebtedness (approximately $791.9 million at December 30, 2004), would have increased reported interest expense by approximately $4.7 million for the year ended December 30, 2004.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal co-chief executive officers and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 30, 2004. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 30, 2004.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an attestation report on management's assertion with respect to the effectiveness of the Company's internal control over financial reporting as of December 30, 2004, as stated in their report which is included herein.

/s/ MICHAEL L. CAMPBELL	/s/ KURT C. HALL	/s/ AMY E. MILES
Michael L. Campbell	Kurt C. Hall	Amy E. Miles
Co-Chief Executive Officer (Co-Principal Executive Officer)	Co-Chief Executive Officer (Co-Principal Executive Executive Officer)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm—Internal Control over Financial Reporting

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Regal Entertainment Group maintained effective internal control over financial reporting as of December 30, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that Regal Entertainment Group maintained effective internal control over financial reporting as of December 30, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 30, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 30, 2004 and January 1, 2004, and the related consolidated statements of income, stockholders' equity and parent's investment and comprehensive income and cash flows for each of the years in the three-year period ended December 30, 2004, and our report dated March 15, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Nashville, Tennessee
March 15, 2005

Report of Independent Registered Public Accounting Firm—Consolidated Financial Statements

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 30, 2004 and January 1, 2004, and the related consolidated statements of income, stockholders' equity and parent's investment and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group and subsidiaries as of December 30, 2004 and January 1, 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 30, 2004, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Regal Entertainment Group's internal control over financial reporting as of December 30, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting

/s/ KPMG LLP

Nashville, Tennessee
March 15, 2005

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

	December 30, 2004	January 1, 2004
	(in millions, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$243.9	$288.8
Restricted cash	0.6	0.6
Trade and other receivables, net	49.2	34.9
Inventories	7.7	6.6
Prepaid expenses and other current assets	6.8	10.8
Assets held for sale	7.8	7.1
Deferred income tax asset	5.1	5.8

TOTAL CURRENT ASSETS	321.1	354.6
PROPERTY AND EQUIPMENT:
Land	114.4	132.7
Buildings, leasehold improvements and equipment	2,251.6	1,981.4
Construction in progress	25.7	8.9

Total property and equipment	2,391.7	2,123.0
Accumulated depreciation and amortization	(457.0)	(305.1)

Total property and equipment, net	1,934.7	1,817.9
GOODWILL	213.6	197.3
DEFERRED INCOME TAX ASSET	18.3	35.9
OTHER NON-CURRENT ASSETS	54.7	44.1

TOTAL ASSETS	$2,542.4	$2,449.8

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of debt obligations	$260.2	$31.1
Accounts payable	182.7	194.4
Accrued expenses	55.6	49.7
Income taxes payable	56.2	47.0
Deferred revenue	88.3	65.1
Bankruptcy claims and liabilities	1.2	3.5

TOTAL CURRENT LIABILITIES	644.2	390.8
DEBT OBLIGATIONS	1,631.0	1,077.8
LEASE FINANCING ARRANGEMENTS	91.1	93.8
CAPITAL LEASE OBLIGATIONS	23.5	24.5
OTHER NON-CURRENT LIABILITIES	81.6	64.1

TOTAL LIABILITIES	2,471.4	1,651.0
MINORITY INTEREST	2.0	3.9
STOCKHOLDERS' EQUITY:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 57,243,808 and 52,774,904 shares issued and outstanding at December 30, 2004 and January 1, 2004, respectively	—	—
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 87,566,142 and 89,216,142 shares issued and outstanding at December 30, 2004 and January 1, 2004, respectively	0.1	0.1
Preferred stock, $0.001 par value; none issued and outstanding	—	—
Additional paid-in capital	59.1	744.5
Retained earnings	23.2	64.4
Unamortized deferred stock compensation	(8.4)	(14.1)
Accumulated other comprehensive loss, net	(5.0)	—

TOTAL STOCKHOLDERS' EQUITY	69.0	794.9

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,542.4	$2,449.8

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 30, 2004	Year Ended January 1, 2004	Period Ended December 26, 2002
REVENUES:
Admissions	$1,657.9	$1,690.0	$1,453.7
Concessions	636.4	646.2	588.3
Other operating revenue	173.7	153.7	98.2

TOTAL REVENUE	2,468.0	2,489.9	2,140.2
OPERATING EXPENSES:
Film rental and advertising costs	878.5	908.9	790.3
Cost of concessions	94.9	92.9	84.4
Rent expense	287.0	278.5	217.3
Other operating expenses	638.1	603.1	539.8
General and administrative expenses	63.5	62.1	65.1
Depreciation and amortization	174.6	158.5	134.4
Merger and restructuring expenses and amortization of deferred stock compensation	6.4	8.9	18.9
Loss (gain) on disposal and impairment of operating assets	(1.4)	(2.1)	6.4
Net loss on lawsuit settlements	5.3	—	—

TOTAL OPERATING EXPENSES	2,146.9	2,110.8	1,856.6

INCOME FROM OPERATIONS	321.1	379.1	283.6
OTHER EXPENSE (INCOME):
Interest expense, net	95.6	72.0	61.7
Loss on extinguishment of debt	76.1	—	1.5
Minority interest in earnings of consolidated subsidiaries	0.9	0.6	13.4
Other, net	6.5	(0.1)	—

TOTAL OTHER EXPENSE, NET	179.1	72.5	76.6

INCOME BEFORE INCOME TAXES	142.0	306.6	207.0
PROVISION FOR INCOME TAXES	59.5	121.2	89.8

NET INCOME	$82.5	$185.4	$117.2

LOSS ON REDEMPTION OF PREFERRED STOCK	—	—	28.2

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$82.5	$185.4	$89.0

EARNINGS PER SHARE:
Basic	$0.57	$1.34	$0.83
Diluted	0.55	1.30	0.79
AVERAGE SHARES OUTSTANDING (in thousands)
Basic	143,581	138,576	107,738
Diluted	149,220	142,792	112,284

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP
CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARENT'S INVESTMENT AND COMPREHENSIVE INCOME
(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
									Accumulative Other Comprehensive Loss
					Contributed Capital	Additional Paid-In Capital	Retained Earnings	Deferred Stock Compensation
	Shares	Amount	Shares	Amount						Total
Balances, January 3, 2002	—	$—	—	$—	$378.1	$—	$4.9	$—	$—	383.0
Contribution of additional United Artists common stock	—	—	—	—	28.6	—	—	—	—	28.6
Contribution of Regal CineMedia	—	—	—	—	10.0	—	—	—	—	10.0
Contribution of additional Edwards common stock	—	—	—	—	31.1	—	—	—	—	31.1
Exchange of equity interests in United Artists, Edwards, Regal Cinemas, and Regal CineMedia for common stock of Regal	27.5	—	84.6	0.1	(447.8)	881.6	—	(22.9)	—	411.0
Contribution of additional equity interests in United Artists in exchange for common stock of Regal	—	—	0.7	—	—	10.3	—	—	—	10.3
Loss on redemption of redeemable preferred stock	—	—	—	—	—	—	(28.2)	—	—	(28.2)
Initial public offering, net of costs	18.0	—	—	—	—	314.8	—	—	—	314.8
Amortization of deferred stock compensation	—	—	—	—	—	—	—	2.8	—	2.8
Exercise of stock options	1.0	—	—	—	—	6.8	—	—	—	6.8
Tax benefit from exercise of stock options	—	—	—	—	—	3.2	—	—	—	3.2
Forfeiture of stock options	—	—	—	—	—	(0.6)	—	0.6	—	—
Cash dividends declared, $0.15 per share	—	—	—	—	—	—	(19.8)	—	—	(19.8)
Net income and comprehensive income	—	—	—	—	—	—	117.2	—	—	117.2

Balances, December 26, 2002	46.5	—	85.3	0.1	—	1,216.1	74.1	(19.5)	—	1,270.8
Issuance of common stock to acquire Hoyts	4.8	—	—	—	—	88.1	—	—	—	88.1
Proceeds from exercise of stock purchase warrants, $8.88 per share	0.3	—	3.9	—	—	37.5	—	—	—	37.5
Net payment of convertible hedge and warrants	—	—	—	—	—	(18.8)	—	—	—	(18.8)
Tax effect of convertible hedge and warrants	—	—	—	—	—	14.4	—	—	—	14.4
Extraordinary cash dividend declared, $5.05 per share	—	—	—	—	—	(604.2)	(111.8)	—	—	(716.0)
Amortization of deferred stock compensation	—	—	—	—	—	—	—	5.3	—	5.3
Exercise of stock options	1.2	—	—	—	—	10.4	—	—	—	10.4
Tax benefit from exercise of stock options	—	—	—	—	—	1.1	—	—	—	1.1
Forfeiture of stock options	—	—	—	—	—	(0.1)	—	0.1	—	—
Cash dividends declared, $0.15 per share	—	—	—	—	—	—	(83.3)	—	—	(83.3)
Net income and comprehensive income	—	—	—	—	—	—	185.4	—	—	185.4

Balances, January 1, 2004	52.8	—	89.2	0.1	—	744.5	64.4	(14.1)	—	794.9

REGAL ENTERTAINMENT GROUP
CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARENT'S INVESTMENT AND COMPREHENSIVE INCOME (Continued)
(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
									Accumulative Other Comprehensive Loss
					Contributed Capital	Additional Paid-In Capital	Retained Earnings	Deferred Stock Compensation
	Shares	Amount	Shares	Amount						Total
Balances, January 1, 2004	52.8	—	89.2	0.1	—	744.5	64.4	(14.1)	—	794.9
Comprehensive Income:
Fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	—	(5.0)	(5.0)
Net income	—	—	—	—	—	—	82.5	—	—	82.5

Total comprehensive income	—	—	—	—	—	—	—	—	—	77.5
Conversion of Class B shares into Class A shares	1.6	—	(1.6)	—	—	—	—	—	—	—
Extraordinary cash dividend declared, $5.00 per share	—	—	—	—	—	(718.3)	—	—	—	(718.3)
Amortization of deferred stock compensation	—	—	—	—	—	—	—	5.6	—	5.6
Exercise of stock options	2.8	—	—	—	—	19.8	—	—	—	19.8
Tax benefit from exercise of stock options	—	—	—	—	—	13.2	—	—	—	13.2
Forfeiture of stock options	—	—	—	—	—	(0.1)	—	0.1	—	—
Cash dividends declared, $0.18-0.30 per share	—	—	—	—	—	—	(123.7)	—	—	(123.7)

Balances, December 30, 2004	57.2	$—	87.6	$0.1	$—	$59.1	$23.2	$(8.4)	$(5.0)	$69.0

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 30, 2004	Year Ended January 1, 2004	Year Ended December 26, 2002
	(in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$82.5	$185.4	$117.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	174.6	158.5	134.4
Amortization of deferred stock compensation	5.6	5.3	2.8
Loss on extinguishment of debt	76.1	—	1.5
Minority interest in earnings of consolidated subsidiaries	0.9	0.6	13.4
Deferred income tax expense	2.2	26.4	73.5
Net (gain) loss on disposal and impairment of operating assets	(4.6)	(2.1)	6.4
Changes in operating assets and liabilities (excluding effects of acquisition and reorganization):
Trade and other receivables	(14.3)	(13.6)	(10.9)
Inventories	(1.0)	0.7	0.8
Prepaid expenses and other current assets	10.1	13.1	(3.9)
Accounts payable	(8.6)	29.8	28.2
Income taxes payable	28.2	47.1	(6.0)
Accrued expenses and other liabilities	35.7	24.9	15.8

NET CASH PROVIDED BY OPERATING ACTIVITIES	387.4	476.1	373.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(124.3)	(137.5)	(108.2)
Proceeds from disposition of assets	39.8	22.1	10.1
Proceeds from sale-leaseback transactions	11.5	—	—
Cash used for acquisitions, net of cash acquired	(223.6)	(97.6)	—
Cash used to purchase outstanding United Artists minority interest	—	—	(34.0)
Decrease in other assets and assets held for sale	(2.5)	—	9.5
Cash used to purchase partnership interests	(9.9)	—	—
Proceeds from sale of partnership interests	2.8	—	—
Decrease in reimbursable construction advances	—	9.2	1.9
Decrease in restricted cash	—	21.9	5.7

NET CASH USED IN INVESTING ACTIVITIES	(306.2)	(181.9)	(115.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to redeem senior subordinated notes	(354.8)	—	—
Proceeds from Regal Cinemas senior credit facility	1,650.0	315.0	—
Payment of debt acquisition costs and other	(23.6)	(12.7)	(10.5)
Cash used to pay dividends	(842.2)	(799.3)	(19.8)
Proceeds from stock option exercises	19.8	10.4	6.9
Net payments on long term obligations	(572.9)	(31.1)	(53.1)
Payment of bankruptcy claims and liabilities	(2.4)	(22.4)	(104.3)
Proceeds from exercise of stock purchase warrants	—	37.5	—
Proceeds from convertible notes offering	—	240.0	—
Net payment on convertible notes hedge and warrants	—	(18.8)	—
Cash of subsidiaries at acquisition date	—	—	167.1
Cash used to redeem Edwards preferred stock	—	—	(75.3)
Cash used to redeem Edwards senior subordinated notes	—	—	(11.3)
Cash used to payoff Edwards term loan	—	—	(180.0)
Cash used to payoff United Artists term credit facility	—	—	(240.0)
Net proceeds from senior subordinated notes offering	—	—	155.3
Net proceeds from initial public offering	—	—	314.8

NET CASH USED IN FINANCING ACTIVITIES	(126.1)	(281.4)	(50.2)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(44.9)	12.8	208.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	288.8	276.0	68.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$243.9	$288.8	$276.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net to free funds received	$29.8	$36.9	$17.1

Cash paid for interest	85.9	69.7	42.8

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Issuance of common stock to acquire Hoyts	$—	$88.1	$—

Exchange of minority shares in Regal Cinemas for Regal Entertainment Group	—	—	361.9

Exchange of minority shares in Edwards for Regal Entertainment Group	—	—	44.4

Contribution of additional shares purchased from minority interests	—	—	80.0

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 30, 2004

1.    THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries and United Artists Theatre Company ("United Artists") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("Regal CineMedia"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Group ("UATG"). The terms Regal or the Company, REH, Regal Cinemas, United Artists, Edwards, Regal CineMedia, Hoyts and UATG shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,273 screens in 558 theatres in 40 states as of December 30, 2004. Regal CineMedia focuses on the development of ancillary revenues. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years (such as fiscal 2003) results in a 53-week fiscal year. For a discussion of our reportable segments, including financial information for each segment for each of the last three fiscal years, including the year ended December 30, 2004, see Note 17—"Segment Information" to the consolidated financial statements.

        During 2000 and 2001, United Artists and a majority of its subsidiaries at that time (the "United Artists Bankrupt Entities"), Edwards Theatre Circuit Affiliated Group and its subsidiaries at that time (the "Edwards Bankrupt Entities"), and Regal Cinemas, Inc. and its subsidiaries at that time (the "Regal Cinemas, Inc. Bankrupt Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Courts identified below, as well as joint plans of reorganization. The joint plans of reorganization, as amended, for the United Artists Bankrupt Entities and the Edwards Bankrupt Entities were approved by the United States Bankruptcy Courts for the District of Delaware and the Central District of California, respectively. Such joint plans of reorganization became effective on March 2, 2001 ("UA Effective Date") for the United Artists Bankrupt Entities and September 29, 2001 ("Edwards Effective Date") for the Edwards Bankrupt Entities. Edwards was formed in connection with the reorganization of the Edwards Bankrupt Entities to, among other things, effect the substantive consolidation of the Edwards Bankrupt Entities through their merger into Edwards. As a result of the merger transaction, Edwards succeeded to all of the assets and liabilities of the Edwards Bankrupt Entities. The United States Bankruptcy Court for the Middle District of Tennessee approved the Regal Cinemas, Inc. Bankrupt Entities' joint plan of reorganization on December 7, 2001, and it became effective on January 29, 2002. Also on that date, The Anschutz Corporation and its subsidiaries ("Anschutz") and the other stockholders of Regal Cinemas, Inc. exchanged their equity interests in Regal Cinemas, Inc. for equity interests in Regal Cinemas and as a result, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. Regal Cinemas was formed for the primary purpose of acquiring and holding the shares of common stock of Regal Cinemas, Inc.

        Anschutz acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon each of the entities' emergence from bankruptcy reorganization. Anschutz's contributions of these equity interests to the Company were recorded in the consolidated financial statements of the Company at the combined historical cost basis of Anschutz, which represents Anschutz's net cost to acquire certain debt of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities prior to their filing voluntary petitions for relief under Chapter 11. Anschutz exchanged such debt holdings for controlling equity interests following the emergence from bankruptcy of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities.

        While the actual date that Regal Cinemas, Inc. emerged from bankruptcy and Anschutz acquired its controlling equity interest in Regal Cinemas was January 29, 2002, for financial reporting purposes the date is deemed to have occurred on January 24, 2002. As such, the Company's fiscal 2002 results of operations include the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002).

        Commencing in 2002, the Company elected to adopt the fiscal year end of Regal Cinemas, Inc. which in 2001 ended on December 27, 2001. As a result of the election to conform the reporting periods, United Artists' results of operations reflected in the accompanying consolidated financial statements reflect operating results from January 4, 2002.

        On March 5, 2002, Anschutz acquired a controlling equity interest in a digital video advertising company, Next Generation Network, Inc. ("NGN"), for approximately $2.8 million in an out-of-court restructuring of NGN's indebtedness. Anschutz funded approximately $7.2 million to NGN through bridge loans and other consideration. As described below, on April 12, 2002, Anschutz contributed all of its capital stock of NGN, representing approximately 95% of the outstanding capital stock of NGN, and the outstanding principal balances of such bridge loans and other consideration to Regal CineMedia in exchange for 100,000 shares of capital stock of Regal CineMedia, which was then exchanged for the Company's Class B common stock in the exchange transaction described below.

        On April 12, 2002, through a series of transactions, Regal issued (1) 70,538,017 shares of Class B common stock to Anschutz in exchange for its controlling equity interests in Regal Cinemas, United Artists, Edwards and Regal CineMedia, (2) 14,052,320 shares of Class B common stock to Oaktree's Principal Activities Group in exchange for its contribution of capital stock of Regal Cinemas and Edwards, and (3) 27,493,575 shares of Class A common stock to the other stockholders of Regal Cinemas, United Artists, Edwards and Regal CineMedia party to the exchange agreement in exchange for their capital stock of Regal Cinemas, United Artists, Edwards and Regal CineMedia.

        Upon the closing of the exchange transaction, the holders of outstanding options of United Artists and Regal Cinemas received replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. In connection with the extraordinary cash dividends paid on July 1, 2003 and June 2, 2004 described below, the exercise prices and number of shares of Class A common stock subject to options held by such option holders, as well as all other option holders as of such dates, were adjusted to prevent dilution and restore their economic position to that immediately before the extraordinary dividends. The antidilution adjustments made with respect to all such options resulted in a decrease in the range of exercise prices, from $2.6901 to $15.5302 per share, and increased the aggregate number of shares issuable upon exercise of such options by 4,915,887. Regal also granted to certain holders of United Artists warrants in exchange for their contribution to Regal of outstanding warrants to purchase 3,750,000 shares of United Artists common stock, warrants to purchase 3,928,185 shares of Class B common stock at $8.88 per share and warrants to purchase 296,129 shares of Class A common stock at $8.88 per share. These warrants were exercised as described below prior to the payment of the July 1, 2003 extraordinary cash dividend; accordingly, no antidilution adjustments were made with respect to them.

        Following the exchange transaction, Anschutz transferred beneficial ownership of 1,455,183 shares of Class B common stock to Oaktree's Principal Activities Group. In addition, Anschutz acquired an additional 697,620 shares of Class B common stock in May 2002.

        On April 17, 2002, Regal Cinemas, Inc. acquired all of the outstanding capital stock of Edwards from REH for an aggregate purchase price of approximately $272.5 million. As a result of Regal

Cinemas, Inc. being under common control with Edwards, the transaction was accounted for as a contribution of Edwards to Regal Cinemas, Inc. by REH, at the historical cost basis of Edwards. In connection with the acquisition of Edwards, Regal Cinemas issued $150 million principal amount of 9 3/8% senior subordinated notes due 2012, under the indenture pursuant to which Regal Cinemas sold $200 million principal amount of 9 3/8% senior subordinated notes due 2012 in January 2002. The proceeds of the notes issued on April 17, 2002, together with cash on hand at Regal Cinemas, Inc., were used by Regal Cinemas, Inc. to acquire Edwards from REH. REH used the proceeds from its sale of Edwards to repay approximately $180.7 million of senior bank debt, including accrued interest, of Edwards, to redeem approximately $12.0 million of Edwards Subordinated Notes (as defined below), including accrued interest, primarily held by Anschutz and Oaktree's Principal Activities Group, and to redeem approximately $75.3 million of redeemable preferred stock of Edwards held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The difference between the carrying amount and redemption price of the redeemable preferred stock of $28.2 million was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002. In addition, the Company recorded an extraordinary loss of approximately $1.5 million as a result of the early redemption of the Edwards Subordinated Notes. As a result of Regal Cinemas, Inc.'s acquisition of Edwards, Edwards became a wholly owned subsidiary of Regal Cinemas, Inc. and became a guarantor under Regal Cinemas' senior credit facility and Regal Cinemas' 9 3/8% senior subordinated notes.

        In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        On August 16, 2002, REH acquired the remaining outstanding shares of common stock of United Artists held by the United Artists minority stockholders and warrants to acquire shares of common stock of United Artists held by various institutional holders for approximately $34.0 million. The $22.3 million difference between the carrying amount and purchase price of the minority interest was recorded as a component of goodwill.

        On March 28, 2003, Regal acquired certain theatre operations of Hoyts representing a total of 52 theatres and 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH Holdings U.S. Inc. ("HUSH") and Hoyts for an aggregate purchase price of $213.1 million. The results of operations of the acquired theatre locations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003. See Note 3—"Acquisitions" for further discussion of this transaction.

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock and warrants held by certain other investors to purchase a total of 296,129 shares of Class A common stock were exercised at exercise prices of $8.88 per share. Proceeds from the transactions totaled approximately $37.5 million.

        On June 10, 2003, Regal declared an extraordinary cash dividend of $5.05 per share on its Class A and Class B common stock. Stockholders of record at the close of business on June 20, 2003 were paid this dividend on July 1, 2003. The dividend was recorded as a reduction of retained earnings (reduced to zero as of June 10, 2003) and additional paid-in capital upon declaration. Sources used to fund the approximate $716.0 million extraordinary dividend included cash on hand of approximately $190.6 million, the net proceeds of $310.8 million from the term loan under the amended and restated Regal Cinemas senior credit facility and the net proceeds of $214.6 million from the issuance by Regal of $240.0 million 3 3/4% Convertible Senior Notes (the "Convertible Senior Notes"). Concurrent with the issuance of the Convertible Senior Notes, Regal entered into convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the notes into shares of our Class A common stock. As described further in Note 7—"Debt Obligations," the convertible note hedge and warrant economically allow us to acquire sufficient Class A common shares from our counterparty to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $18.2979 (as of December 30, 2004). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion. The net cost of the convertible note hedge and warrant transactions was approximately $18.8 million and is included as a reduction of stockholders' equity in the consolidated balance sheet. See Note 7 for further description of the related debt facilities and the convertible note hedge and warrant transactions.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from LB I Group Inc. and Edwards Affiliated Holdings, LLC. Thereafter, on July 9, 2003, Regal issued for the price it paid for those shares those same 2,451,441 shares of its Class A common stock to one of its stockholders, GSCP Recovery, Inc. ("GSCP"). In June 2003, GSCP offered Regal the option to issue shares of Class A common stock in lieu of paying GSCP cash in respect of the extraordinary dividend described in the preceding paragraph. Regal exercised its option on July 7, 2003. The number of shares of Class A common stock outstanding did not change as a result of the transactions and Regal's aggregate sales and purchase prices for the shares in the transactions were identical.

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired two additional theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately $223.6 million, including approximately $196.7 million for the Signature Theatres acquisition, subject to post-closing adjustments. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. See Note 3—"Acquisitions" for further discussion of these transactions.

        On May 12, 2004, Regal, along with a newly created subsidiary of Regal Cinemas, Regal Cinemas Bonds Corporation ("RCBC"), completed a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased, with total additional consideration for the tender offer and consent solicitation of approximately $56.3 million being paid to the tendering holders. Regal and RCBC financed the tender offer and consent solicitation with a portion of the proceeds from a refinancing of Regal Cinemas' then existing indebtedness. The refinanced indebtedness consists of a $1,750.0 million senior secured credit facility of Regal Cinemas, including a senior secured term loan facility of approximately $1,650.0 million and a senior secured revolving credit facility of $100.0 million. Upon consummation of the refinancing, Regal recognized a loss on debt extinguishment of approximately $76.1 million. See Note 7—"Debt Obligations" for further discussion of these transactions. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        On May 13, 2004, Regal declared an extraordinary cash dividend of $5.00 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on May 21, 2004 were paid this dividend on June 2, 2004. The dividend was recorded as a reduction of additional paid-in capital upon declaration. A portion of the net proceeds from Regal

Cinemas' new $1,750.0 million senior secured credit facility was used to fund the approximate $718.3 million extraordinary dividend. See Note 7—"Debt Obligations" for further description of the new Regal Cinemas senior secured credit facility.

        On June 30, 2004, Regal made a $50.0 million voluntary prepayment of the outstanding senior secured term loan.

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the senior secured credit facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.15% and will receive interest at a variable rate based on the 3-month LIBOR. As of December 30, 2004, the aggregate fair value of the swaps was determined to be approximately ($8.3 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $5.0 million, net of tax, recorded to "Accumulated Other Comprehensive Loss." The swaps exhibited no ineffectiveness for the year ended December 30, 2004. See Note 7—"Debt Obligations" for further description of these hedging arrangements.

        In addition to the $718.3 million extraordinary dividend paid on June 2, 2004, Regal paid two cash dividends of $0.18 per share, one cash dividend of $0.20 per share and one cash dividend of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or $123.7 million in the aggregate, during the year ended December 30, 2004.

        During the year ended December 30, 2004, the Company instituted a share repurchase program, which provides for the authorization to repurchase up to $50 million of its outstanding Class A common stock within a twelve month period. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. During the year ended December 30, 2004, the Company made no repurchases of its outstanding Class A common stock.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Combination

        The consolidated financial statements include the accounts of Regal and the combined financial statements of companies under the common control of Anschutz through April 12, 2002. All significant intercompany accounts and transactions have been eliminated in consolidation. The portion of United Artists equity relating to shares not owned by the Company and the related earnings or losses were included in minority interest.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, they expire or redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company's historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 30, 2004, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life

        As of December 30, 2004 and January 1, 2004, included in property and equipment is $109.8 million of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $23.8 million and $18.8 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Goodwill

        The changes in the carrying amount of goodwill for the years ended December 30, 2004 and January 1, 2004 are as follows:

	Year ended December 30, 2004	Year ended January 1, 2004
Balance at beginning of year	$197.3	$227.5
Acquisitions of Signature Theatres and other	2.1	—
Adjustments related to certain pre-acquisition deferred tax assets	13.7	(37.1)
Other	0.5	6.9

Balance at end of year	$213.6	$197.3

        SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for the Company in the first quarter of fiscal 2002. This standard revised the financial accounting and reporting for goodwill and certain intangible assets. Among the revisions were the discontinuation of the amortization of goodwill and certain intangible assets and the periodic testing (at least annually) for the impairment of goodwill at a reporting unit level and additional financial statement disclosures. The Company has identified its reporting units under SFAS No. 142 to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessment for the Fiscal 2004 Period indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $3.5 million, $1.6 million and $1.5 million for the years ended December 30, 2004, January 1, 2004 and December 26, 2002.

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of December 30, 2004 and January 1, 2004 were $31.7 million and $31.9 million, respectively, net of accumulated amortization of $4.6 million and $7.2 million, respectively. Approximately $23.2 million of debt acquisition costs were written off and approximately $18.1 million of new debt acquisition costs were recorded in connection with consummation of the 2004 refinancing transactions described in Note 7—"Debt Obligations."

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In addition, income tax rules and regulations are subject to interpretation and require judgment by the Company and may be challenged by the taxation authorities. The Company establishes accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized.

        The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of certain variable rate debt obligations under the Regal Cinemas Senior Secured Credit Facility. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the change in the fair values of the swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

  Deferred Revenue

        Deferred revenue relates primarily to vendor programs, gift certificates and advance ticket sales, and is recognized as revenue as described above in this Note 2 under "Revenue Recognition."

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to SFAS No. 123's fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Under SFAS No. 123, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period and alternatively allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied.

        The Company has elected to continue accounting for its stock option grants under its 2002 Stock Incentive Plan using the intrinsic value method in accordance with the provisions of APB No. 25, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Had the fair value of options granted under the Company's 2002 Stock Incentive Plan described in Note 12—"Capital Stock and Stock Option Plan" been recognized in accordance with SFAS No. 123, as compensation expense on a straight-line basis over the vesting period of the grants, the Company's reported net income and diluted earnings per share would have been recorded in the amounts indicated below (in millions, except per share data):

	Year ended December 30, 2004	Year ended January 1, 2002	Year ended December 26, 2002
Net income available to common stockholders, as reported:	$82.5	$185.4	$89.0
Less: additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.9)	(3.0)	(3.1)

Pro forma net income	$79.6	$182.4	$85.9

Basic earnings per share:
As reported	$0.57	$1.34	$0.83
Pro forma	0.55	1.32	0.80
Diluted earnings per share:
As reported	$0.55	$1.30	$0.79
Pro forma	0.53	1.28	0.77

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years. The fair value of each option grant is estimated on the date of grant using (1) the minimum value method for options granted prior to the exchange transaction and (2) the Black-Scholes option pricing model for the exchanged options and all options issued after the exchange transaction.

        The weighted-average grant-date fair value of options granted in 2004, 2003 and 2002 were estimated using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 30, 2004	Year ended January 1, 2004	Year ended December 26, 2002
Risk-free interest rate	4.3%	3.0-3.9%	4.0-4.9%
Expected life (years)	7.5	7.5	7.5
Expected volatility	0.39	0.38-0.39	0.0-0.39
Expected dividend yield	4.5%	3.0%	0.0-3.0%
Weighted average grant date fair value	$5.01	$6.36	$6.21

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

  Segments

        As of December 30, 2004, the Company manages its business under two reportable segments—theatre exhibition operations and Regal CineMedia. See Note 17—"Segment Information" for additional information related to the Company's reportable segments.

  Comprehensive Income

        Net income and comprehensive income are the same for the years ended January 1, 2004 and December 26, 2002. Total comprehensive income for the years ended December 30, 2004 consists of net income and approximately $5.0 million of accumulated other comprehensive loss, net of tax, related to the aggregate fair value of the interest rate swap arrangements described further in Note 7—"Debt Obligations."

  Reclassifications

        Certain reclassifications have been made to the 2002 and 2003 consolidated financial statements to conform to the 2004 presentation.

  Recent Accounting Pronouncements

        In January 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities," which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. The Company is required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. Certain new disclosure requirements apply to all financial statements issued after January 31, 2003. The adoption of this interpretation did not have a material impact on the Company's consolidated financial position or results of operations. Interpretive guidance relating to FIN 46 is continuing to evolve and the Company's management will continue to assess various aspects of consolidations and variable interest entity accounting as additional guidance becomes available.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The Statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees," and requires instead that such transactions be accounted for using a fair-value-based method. The Statement is effective for awards granted, modified, or settled in periods beginning after June 15, 2005, for public entities that used the fair-value based method of accounting under the original provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" for recognition or pro forma disclosure purposes. The Company is currently evaluating the impact the Statement may have on its consolidated financial position, cash flows and results of operations.

3. ACQUISITIONS

Acquisition of Signature Theatres and Other Fiscal 2004 Acquisitions

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired two additional theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately $223.6 million, including approximately $196.7 million for the Signature Theatres acquisition, subject to post-closing adjustments. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        The following is a summary of the preliminary allocations of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.1
Land	1.0
Buildings, leasehold improvements and equipment, net	212.5
Goodwill	2.1
Other non-current assets	15.7
Current liabilities	(5.1)
Other non-current liabilities	(2.7)

Total purchase price	$223.6

Pro Forma Results of Operations (Unaudited)

        The following pro forma results of operations for the years ended December 30, 2004 and January 1, 2004 assume the fiscal 2004 acquisitions occurred as of the beginning of fiscal 2003. The results from the Hoyts acquisition described below are not included in the following pro forma results for periods prior to Regal's acquisition of Hoyts since Hoyts was acquired in fiscal 2003. As a result, the Hoyts results for the first three months of 2003 have been excluded. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

	Year Ended December 30, 2004	Year ended January 1, 2004
	(in millions except per share amounts)
Revenues	$2,566.3	$2,621.9
Income from operations	328.7	390.9
Net income	87.1	192.5
Earnings per share
Basic:	0.61	1.39
Diluted:	0.58	1.35

Acquisition of Hoyts Cinemas Corporation

        On March 28, 2003, Regal acquired 52 Hoyts theatres representing 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH Holdings U.S. Inc. ("HUSH") and Hoyts. The purchase price of approximately $213.1 million included cash of approximately $100.0 million, the issuance of 4,761,904 shares of Regal's Class A common stock to HUSH with an aggregate fair value of $88.1 million as of the date of issuance, and the assumption of certain capital lease and other obligations with an aggregate fair value of approximately $25.0 million. The value of the 4,761,904 Class A common shares issued was determined based on the closing market price of Regal's common shares on February 4, 2003, the date on which the terms of the acquisition were agreed to and announced. The transaction was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003.

        The following is a summary of the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Current assets	$1.1
Buildings, leasehold improvements and equipment, net	200.2
Goodwill	0.9
Deferred income tax asset	33.0
Other assets	0.2
Current liabilities	(22.0)
Other liabilities	(0.3)

Total purchase price	$213.1

4. CHAPTER 11 PROCEEDINGS

        Prior to and during the reorganization proceedings of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities, Anschutz acquired claims of creditors of the United Artists Bankrupt Entities, and Anschutz and Oaktree's Principal Activities Group acquired claims of creditors of the Edwards and Regal Cinemas, Inc. Bankrupt Entities that allowed Anschutz to actively negotiate the terms upon which the companies would emerge from reorganization.

        The reorganization proceedings of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities had significant effects on the operations and financial condition of the companies. The United Artists and Regal Cinemas, Inc. Bankrupt Entities adjusted their assets, liabilities and capital structure to reflect estimated fair values at the time of their emergence from their reorganization proceedings and the acquisition of a controlling equity interest by Anschutz. In addition, in connection with their reorganizations, each of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities were able to selectively close under-performing theatres and negotiate rent reductions and lease termination rights, which improved the financial performance of their asset bases.

  Edwards Reorganization

        On August 23, 2000, the Edwards Bankrupt Entities filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the

Central District of California (the "California Bankruptcy Court"). On May 24, 2001, the Edwards Bankrupt Entities filed a plan of reorganization and related disclosure statement, as amended (the "Edwards Plan"). On September 24, 2001, the California Bankruptcy Court confirmed the Edwards Plan. On September 29, 2001, all conditions required for the effectiveness of the Edwards Plan were met, and the Edwards Plan became effective. Pursuant to the Edwards Plan, Anschutz and Oaktree's Principal Activities Group agreed to exchange (i) approximately $14.6 million of their pre-petition secured claims and cash of $41.4 million for $56.0 million in Edwards' Series A preferred stock and 51% of Edwards' newly-issued common stock and (ii) $10.0 million of senior secured debt for $10.0 million of senior unsecured subordinated notes (the "Edwards Subordinated Notes"). For a discussion of Edwards related bankruptcy claims and other related party transactions, see Note 13—"Related Party Transactions."

        The Edwards Plan also provided that the Edwards Bankrupt Entities' senior secured lenders receive a payment of $9.5 million of principal and all pre-petition and post-petition accrued and unpaid interest at the applicable non-default rate. In connection with the Edwards Plan, the Edwards Subordinated Notes were issued and the existing secured lenders established a $180.0 million restructured term loan. General unsecured creditors were entitled to receive, at their option, either a cash distribution equal to 90% of the holder's allowed claim or an unsecured seven year note equal to 100% of the allowed claim. The seven year notes provide for semi-annual interest payments, in arrears, beginning on the six-month anniversary of the effective date at a rate of 9% per annum, compounded annually. The notes also require semi-annual principal reduction payments beginning on the six-month anniversary of the Edwards Effective Date. The amounts recorded based upon the acquisition of control by Anschutz of the Edwards Bankrupt Entities were initially allocated to current assets ($76.7 million), property and equipment ($295.7 million), current liabilities ($102.1 million), debt and lease obligations ($207.0 million), other non-current liabilities ($47.1 million) and minority interest ($11.1 million).

  United Artists Reorganization

        On September 5, 2000, the United Artists Bankrupt Entities, including United Artists Theatre Circuit, Inc., all as debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Delaware Bankruptcy Court"), as well as a joint plan of reorganization. On January 22, 2001, the joint plan of reorganization, as amended (the "UA Plan"), was approved by the Delaware Bankruptcy Court and declared effective by the debtors on March 2, 2001. As a consequence of the UA Plan, on March 2, 2001, United Artists' reorganized capital structure consisted of approximately $252.1 million of debt under a restructured bank credit facility (the "United Artists Term Credit Facility"), $57 million of convertible preferred stock and $39.1 million in common equity. Anschutz converted 100% of its senior debt of United Artists into a combination of convertible preferred stock, common stock and warrants to purchase common stock (at an exercise price of $10.00 per share), which, in aggregate, represented approximately 54% of the fully diluted common equity of United Artists. Other senior lenders under United Artists' pre-petition credit facility received common stock in United Artists representing approximately 29% of the fully diluted common equity and subordinated lenders received warrants to purchase common stock at an exercise price of $10.00 per share, which, in the aggregate, represented approximately 7% of the fully diluted common equity, with the remaining 10% of the fully diluted common equity reserved for management stock options.

        In addition, a pool of $5.0 million in cash and $1.1 million in payment-in-kind notes was established for distribution on a pro rata basis to unsecured creditors. The payment-in-kind notes earn "in-kind" interest at 8% with one-third of the principal payable during March 2005, one-third payable during March 2006 and the remaining one-third, along with all accrued interest, payable during March 2007.

        On the UA Effective Date, United Artists adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). For accounting purposes, the inception date of the reorganized company was deemed to be March 2, 2001. Under fresh-start reporting, the reorganization value of United Artists, which represents the fair value of all of the assets (net of liabilities), was determined through negotiations between the United Artists' management and its pre-petition creditors and was initially allocated to United Artists' assets based on their relative fair values. The amounts recorded based upon the acquisition of control by Anschutz the United Artists Bankrupt Entities were allocated to current assets ($93.0 million), property and equipment ($228.9 million), deferred taxes and other assets ($143.2 million), current liabilities ($95.9 million), debt and lease obligations ($256.3 million), other non-current liabilities ($6.8 million) and minority interest ($25.8 million).

  Regal Cinemas, Inc. Reorganization

        On October 11, 2001, the Regal Cinemas, Inc. Bankrupt Entities filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Middle District of Tennessee (the "Tennessee Bankruptcy Court") under case numbers 301-11305 through 301-11320, seeking court supervision of the Regal Cinemas, Inc. Bankrupt Entities' restructuring efforts. Pursuant to the plan of reorganization (the "Regal Plan"), certain holders of its senior credit facilities (including Anschutz and Oaktree's Principal Activities Group) agreed to exchange approximately $725 million of their pre-petition claims for 100% of Regal Cinemas, Inc.'s newly-issued common stock. Other principal terms of the Regal Plan included:

    •
    cash payment in full of principal and accrued and unpaid interest existing under Regal Cinemas, Inc.'s then existing senior credit facility for certain holders;

    •
    cash payment in full of all other secured claims, relating primarily to Regal Cinemas, Inc.'s equipment financing facility;

    •
    satisfaction and retirement of Regal Cinemas, Inc.'s outstanding subordinated debt by a cash payment equal to approximately 20% of the claims amount; and

    •
    distributions to the holders of general unsecured claims of 100% of such holder's allowed claim.

        On December 7, 2001, the Tennessee Bankruptcy Court confirmed the Regal Plan and as a result, Regal Cinemas, Inc. commenced appropriate actions to consummate the Regal Plan and emerged from bankruptcy on January 29, 2002. Also on January 29, 2002, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. The transaction was accomplished by the issuance of 7,500,000 shares of Regal Cinemas common stock in exchange for 100% of the outstanding common stock of Regal Cinemas, Inc. As a result of this exchange, Anschutz and Oaktree's Principal Activities Group acquired approximately 75% of the Regal Cinemas common stock issued upon emergence.

        Approximately $1.8 billion of Regal Cinemas, Inc. long-term debt plus approximately $196 million of accrued and unpaid interest was discharged under the terms of the Regal Plan in exchange for total payments of approximately $575.3 million. Regal Cinemas funded these payments through (i) cash on hand, (ii) a term loan ($270.0 million) borrowed under new senior credit facilities, and (iii) the issuance of new senior subordinated notes ($200.0 million).

        In connection with Regal Cinemas, Inc.'s emergence from bankruptcy and acquisition of a controlling interest by Anschutz, Regal Cinemas, Inc. made certain adjustments in accordance with SOP 90-7 to reflect its emergence from bankruptcy and simultaneously allocated Anschutz's cost basis to Regal Cinemas, Inc.'s assets and liabilities. The impact of these adjustments resulted in a $511.1 million write-down of Regal Cinemas, Inc.'s assets. The amounts recorded based on the acquisition of control by Anschutz of Regal Cinemas, Inc. were initially allocated to current assets ($194.0 million), property and equipment ($1,131.8 million), deferred taxes and other assets ($86.7 million), debt and lease obligations ($574.5 million), other amounts and non-current liabilities ($191.3 million) and minority interest ($309.9 million).

5. INTEGRATIONS

        During the first quarter of 2002, the Company commenced a plan to restructure certain of its operations to facilitate the integration of Regal Cinemas, United Artists and Edwards. The restructuring principally involved the closing of certain Edwards and United Artists corporate facilities and relocation of the theatre management operations of United Artists and Edwards to Regal Cinemas' offices in Knoxville, Tennessee. The restructuring plan was communicated by Company management to Edwards and United Artists corporate employees during the first quarter of 2002. Such restructuring did not result in any theatre closings.

        With respect to the Edwards restructuring plan, the Company terminated 78 corporate employees located in the Edwards Newport Beach, California corporate offices. Of the total Edwards restructuring charge of $3.1 million for the year ended December 26, 2002, approximately $1.1 million related to employee termination benefits and approximately $2.0 million related to other direct exit costs (principally lease termination fees) associated with the closing of Edwards' corporate offices. The United Artists restructuring plan provided for the termination of 102 administrative employees located in the Centennial, Colorado corporate offices along with closure of a film office located in New York City. Total United Artists restructuring charges were $2.9 million for the year ended December 26, 2002, of which approximately $2.0 million related to employee termination benefits and approximately $0.9 million related to direct exit costs for the closure of the New York City film office and certain legal and professional fees.

        Integration costs and reorganization expenses ($10.1 million) and stock compensation amortization ($2.8 million) are also included in "Operating Expenses—Merger and restructuring expenses" in the accompanying consolidated statement of income for the year ended December 26, 2002. Such integration costs and reorganization expenses are principally related to legal and professional fees ($4.5 million) associated with the bankruptcy proceedings of the several bankrupt entities and other costs ($5.6 million) described above that are associated with the integration of Regal Cinemas, United Artists and Edwards. The Company completed the Edwards and United Artists integration during the second quarter of 2002. As of December 30, 2004, the Company has paid approximately $4.0 million of Edwards and United Artists restructuring expenses.

6. PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

        On a pro forma basis, assuming (i) a full first quarter of post-bankruptcy operating results for Regal Cinemas, United Artists and Edwards, (ii) the contribution by Anschutz and the exchange by several minority stockholders of their equity interests in United Artists, Edwards, Regal Cinemas and Regal CineMedia for shares of the Company, (iii) the issuance of $350.0 million of Senior Subordinated Notes due 2012, (iv) the repayment of Edwards indebtedness and the redemption of Edwards preferred stock, (v) the effects of the Company's initial public offering in May 2002, and

(vi) the Company's acquisition of the minority interest of United Artists, total revenues, income from operations and net income would have been $2,266.4 million, $310.7 million and $150.2 million for the year ended December 26, 2002.

7. DEBT OBLIGATIONS

        Debt obligations at December 30, 2004 and January 1, 2004 consist of the following (in millions):

	December 30, 2004	January 1, 2004
	(In millions)
Regal 3 3/4% Convertible Senior Notes	$240.0	$240.0
Regal Cinemas Senior Secured Credit Facility	1,591.9	509.6
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	350.0
Lease financing arrangements, 11.5%, maturing in various installments through 2021	93.8	96.0
Capital lease obligations	24.5	25.4
Other	4.1	6.2

Total debt obligations	2,005.8	1,227.2
Less current portion	(260.2)	(31.1)

Total debt obligations, net of current maturities	$1,745.6	$1,196.1

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008. Interest on the Convertible Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the Convertible Senior Notes. On or after May 15, 2007, our note holders will have the option to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the December 30, 2004 conversion price of $15.8582 per share (which conversion price has been adjusted pursuant to the antidilution provisions of the Convertible Senior Notes in connection with the payment by Regal of dividends on its common stock). Prior to May 15, 2007, our note holders will have the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the December 30, 2004 conversion price of $15.8582 per share, subject to further adjustments described below, if:

    •
    the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

    •
    we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

    •
    other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

    •
    we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The NASDAQ Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the Convertible Senior Notes become convertible solely into such common stock or other certificates representing common equity interests; or

    •
    after any five consecutive trading-day period in which the average of the trading prices for the Convertible Senior Notes for that five trading-day period was less than 100% of the average of the conversion values for the Convertible Senior Notes during that period.

        At the December 30, 2004 conversion price of $15.8582 per share, each $1,000 of aggregate principal amount of Convertible Senior Notes are convertible into approximately 63.0589 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained below, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse First Boston ("CSFB"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from CSFB a fixed number of shares of our Class A common stock (at a December 30, 2004 price per share of $15.8582). In the event of the conversion of the Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the convertible Convertible Senior Notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the Convertible Senior Notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as a reduction of consolidated stockholders' equity.

        We also sold to CSFB a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for 15,134,126 shares of our Class A common stock at a December 30, 2004 exercise price of $18.2979 per share (which exercise price has been adjusted pursuant to the antidilution provisions of the Warrant in connection with the payment by Regal of dividends on its common stock). We received $17.4 million cash from CSFB in return for the sale of this forward share purchase option contract. CSFB cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a credit to consolidated stockholders' equity.

        The Convertible Note Hedge and the Warrant allow us to acquire sufficient Class A common shares from CSFB to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $18.2979 (as of December 30, 2004). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

        The Convertible Senior Notes allow us to settle any conversion, and we have the intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread (the excess conversion value over the accreted value) in the shares of our Class A common stock. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled for cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which will be settled in stock, will result in potential dilution in our earnings-per-share computations.

        On December 30, 2004, the closing sale price of our Class A common stock was $20.75, which exceeded 110% of the then December 30, 2004 conversion price of $15.8582. Accordingly, as of December 30, 2004, our note holders held the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the conversion price of $15.8582. This conversion option, coupled with the Company's stated policy to settle any conversion by remitting to the note holder the accreted value of the note in cash, resulted in the classification of the $240.0 million principal amount of the Convertible Senior Notes as a current liability on the accompanying consolidated balance sheet as of December 30, 2004. The future balance sheet classification of this liability (i.e., current versus non-current presentation) will be monitored at each quarterly reporting date, and will be determined based on an analysis of the various conversion rights described above.

        Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its senior credit facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

        Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest. Upon a change of control, as defined in the indenture pursuant to which the Senior

Subordinated Notes were issued, Regal Cinemas is required to offer to purchase the Senior Subordinated Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        On April 15, 2004, Regal and its subsidiary, RCBC, commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004, as described in Note 1—"The Company and Basis of Presentation." The remaining balance was retained for the fiscal 2004 acquisitions disclosed in Note 3—"Acquisitions" and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas' senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        Regal Cinemas Fourth Amended and Restated Credit Agreement, as Amended—On May 10, 2004, Regal Cinemas entered into the Fourth Amended and Restated Credit Agreement (the "Senior Credit Facility"), with Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, and the other lenders and agents party thereto, filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 1, 2004. The Senior Credit Facility consists of a term loan facility (the "Term Facility") in an aggregate principal amount of up to $1,650.0 million and a revolving credit facility in an aggregate principal amount of up to $100.0 million (the "Revolving Facility"). The Revolving Facility has a sublimit of $10.0 million for short term loans and a sublimit of $30.0 million for letters of credit.

        The Term Facility will mature on November 10, 2010 and the Revolving Facility will mature on May 10, 2009. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2010 and the second on November 10, 2010. On June 30, 2004, Regal made a $50.0 million voluntary prepayment of the outstanding Term Facility.

        The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property. The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guarantee being secured by a lien on the capital stock of Regal Cinemas.

        As of December 30, 2004, Regal Cinemas had approximately $98.6 million available for drawing under the Revolving Facility. Regal Cinemas also maintains a letter of credit sub-facility of up to $30 million (of which approximately $1.4 million was outstanding as of December 30, 2004), which reduces the availability of the Revolving Facility.

        Borrowings under the Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted Eurodollar rate plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse First Boston, and the Federal Funds Effective Rate plus 0.5%. Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for the adjusted Eurodollar rate. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. On July 27, 2004, Regal Cinemas entered into an amendment to the Senior Credit Facility to reduce the interest rate applicable to the Term Facility by 50 basis points. On November 24, 2004, Regal Cinemas entered into a second amendment to the Senior Credit Facility to reduce the interest rate applicable to the Term Facility. Borrowings under the Term Facility and Revolving Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate or a base rate plus, in each case, an applicable margin that varies according to Regal Cinemas' leverage ratio. Effective November 24, 2004, the applicable margin for Eurodollar rate term loans was reduced from 2.25% to 2.00% and the applicable margin for base rate term loans was reduced from 1.25% to 1.00%. Subject to certain requirements, the applicable margin on term loans under the Term Facility may be further reduced by 25 basis points if Regal Cinemas maintains a consolidated leverage ratio of 3.0x or less. As of December 30, 2004, the interest rate on the Term Facility was approximately 4.0%.

        Regal Cinemas may prepay borrowings under the Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

    •
    50% of excess cash flow, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00;

    •
    100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

    •
    100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

    •
    50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00.

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Senior Credit Facility includes several financial covenants including:

    •
    maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods, including 5.75:1.00 for fiscal 2005);

    •
    maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods, including 3.75:1.00 for fiscal 2005);

    •
    minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Senior Credit Facility; and

    •
    maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of the Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations will restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not a subsidiary of Regal Cinemas.

        Under the terms of the Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem its Convertible Senior Notes.

        The Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control.

        Interest Rate Swaps—On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.15% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the swaps, because the pay and receive rates on the swaps represented prevailing rates for each counterparty at the time the swaps were entered into. The interest rate swaps prospectively qualified for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $800.0 million of the aforementioned credit facility. The change in the fair values of the swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the four interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates. As of December 30, 2004, the aggregate fair value of the swaps was determined to be approximately ($8.3 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $5.0 million, net of tax, recorded to "Accumulated Other Comprehensive Loss." The swaps exhibited no ineffectiveness for the year ended December 30, 2004.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of Emerging Issues Task Force No. 97-10, The Effect of Lessee Involvement in Asset Construction,released in fiscal 1998.

        Maturities of Debt Obligations—The Company's long-term debt, capital lease obligations, and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2005	$256.5	$1.0	$2.7	$260.2
2006	16.5	1.1	3.0	20.6
2007	18.3	1.8	3.5	23.6
2008	16.1	1.6	3.9	21.6
2009	16.2	1.7	4.4	22.3
Thereafter	1,563.9	17.3	76.3	1,657.5

Totals	$1,887.5	$24.5	$93.8	$2,005.8

8. SALE-LEASEBACK TRANSACTIONS

  Regal Cinemas Sale-Leaseback Transaction

        During the year ended December 30, 2004, Regal Cinemas entered into a sale and leaseback transaction involving one of its owned theatres. Under the terms of this transaction, Regal Cinemas sold the land and related improvements of the theatre for approximately $11.5 million and leased it back for an initial lease term of approximately 14 years. The Company accounts for this lease as an operating lease. The gain on the transaction of $2.0 million was deferred and is being amortized over the term of the lease agreement.

  Regal Cinemas, Inc. Leveraged Sale and Leaseback

        During 2000, Regal Cinemas, Inc. entered into a sale and leaseback transaction with an unaffiliated third party involving 15 of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases.

  United Artists Leveraged Sale and Leaseback

        In December 1995, UATC entered into a sale and leaseback transaction whereby the land and buildings underlying 27 of its operating theatres and four theatres and a screen addition under development were sold to and leased back from an unaffiliated third party. The transaction requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. Several of its properties included in the sale and leaseback transaction have been determined by UATC to be economically obsolete for theatre use. As of December 30, 2004, 19 theatres were subject to the sale leaseback transaction. UATC amended the lease on March 7, 2001 to allow UATC to terminate the master lease with respect to the obsolete properties, to allow the owner trustee to sell those properties and pay down the underlying debt (at a discount to par through September 2002 and par thereafter) and to reduce the amount of rent paid by UATC on the lease. Included in the 2001 amendment is a $35.0 million cap on the ability to sell properties. Through December 30, 2004, approximately $26.4 million of this cap has been utilized through theatre sales. Two additional properties are no longer operational and are being marketed for sale. An evaluation of the remaining theatres is performed on an ongoing basis. Approximately $64.9 million in principal amount of pass-through certificates were outstanding as of December 30, 2004.

        In connection with the 1995 sale and leaseback transaction, UATC entered into a participation agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuances of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends.

        On November 8, 1996, UATC entered into a sale and leaseback transaction, pursuant to which UATC sold three of its operating theatres and two theatres under development to an unaffiliated third party for approximately $21.5 million and leased back those theatres pursuant to a lease that terminates in 2017. The lease provides UATC with an option to extend the term of the lease for an additional 10 years. Two of the theatres have been determined by UATC to be economically obsolete and are no longer in operation.

        The UATC 1995 and 1996 sale and leaseback transactions resulted in UATC having two separate master lease agreements, each covering multiple properties. Each agreement provides for a single lease payment to be made to the landlord with respect to all of the properties subject to the respective master lease without regard to any lease rate that might otherwise be attributable to a specific leased property.

        In connection with United Artists' adoption of fresh-start reporting upon its emergence from bankruptcy, United Artists and UATC assessed the lease payment obligations under the two master lease agreements and concluded that such aggregate obligations provided economically consistent returns on the underlying leased properties as compared with similar leased facilities. As such, the amount of rent currently being paid under the master lease agreements is substantially attributable to the value of the key theatres. Accordingly, the Company has accounted for the total rent paid under these agreements as expense and have included the future annual rental due under the master lease agreements in rent commitments (See Note 11—"Commitments and Contingencies").

9. INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended December 30, 2004	Year ended January 1, 2004	Year ended December 26, 2002
Federal:
Current	$42.2	$78.1	$11.7
Deferred	5.3	22.2	61.0

Total Federal	47.5	100.3	72.7
State:
Current	15.2	16.7	4.6
Deferred	(3.2)	4.2	12.5

Total State	12.0	20.9	17.1

Total income tax provision	$59.5	$121.2	$89.8

        At December 30, 2004, January 1, 2004 and December 26, 2002, a current tax benefit of $13.2 million, $1.1 million, and $3.2 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended December 30, 2004	Year ended January 1, 2004	Year ended December 26, 2002
Provision calculated at federal statutory income tax rate	$49.7	$107.3	$72.9
State and local income taxes, net of federal benefit	7.8	13.7	11.1
Minority interest expense	0.3	0.2	4.8
Other	1.7	—	1.0

Total income tax provision	$59.5	$121.2	$89.8

        Significant components of the Company's net deferred tax asset consisted of the following at:

	December 30, 2004	January 1, 2004
	(in millions)
Deferred tax assets:
Net operating loss carryforward	$81.4	$92.8
Excess of tax basis over book basis of intangible assets	53.3	18.6
Deferred rent	25.1	20.2
Bankruptcy related liabilities	0.2	1.4
Deferred revenue	—	1.2
Other	5.8	5.1
Accrued expenses	1.4	2.8
Excess of tax basis over book basis of convertible bonds	10.9	13.0
Lawsuit settlement	5.3	—
Interest rate swaps	3.3	—

Total deferred tax assets	186.7	155.1
Valuation allowance	(39.4)	(48.9)

Total deferred tax assets, net of valuation allowance	147.3	106.2
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(123.7)	(63.6)
Other	(0.2)	(0.9)

Total deferred liabilities	(123.9)	(64.5)

Net deferred tax asset	$23.4	$41.7

        At December 30, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $212.4 million with expiration commencing during 2005. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 30, 2004 and January 1, 2004, totaling $39.4 million and $48.9 million, respectively, as management believes it is more likely than not that the deferred tax assets would not be realized in future tax periods. The valuation allowance primarily relates to pre-acquisition deferred tax assets of Edwards, United Artists and Hoyts. Accordingly, future reductions in the valuation allowance will reduce recorded goodwill related to such acquisitions. The reduction in the valuation allowance from January 1, 2004 to December 30, 2004 is primarily attributable to a reassessment by management with respect to the Hoyts' net operating loss carryforwards as of the acquisition date, discussed below.

        For federal income tax purposes, the Company has carryover tax basis in certain assets acquired in the Hoyts acquisition described in Note 3—"Acquisitions." Such acquired entities had net operating loss carryforwards totaling approximately $149.8 million as of the date of acquisition. Pursuant to certain IRS limitations, the Company's minimum allowable annual deduction with respect to the Hoyts net operating loss carryforwards is approximately $8.6 million. During the year ended January 1, 2004, the Company recorded deferred tax assets in the amount of approximately $33.0 million, net of a valuation allowance of approximately $14.8 million, in connection with the Hoyts acquisition. During the year ended December 30, 2004, management reassessed certain tax uncertainties related to the Hoyts acquisition and made appropriate adjustments to the deferred tax assets recorded as part of such acquisition. Such adjustments increased goodwill associated with the Hoyts transaction. The deferred tax assets recorded as of the date of the acquisition after such adjustments is approximately $18.5 million, net of a valuation allowance of approximately $3.9 million.

10. MANDATORY REDEEMABLE PREFERRED STOCK

        Prior to April 17, 2002, Edwards had authorized and issued 56,000 shares (44,000 shares to Anschutz and 12,000 shares to Oaktree's Principal Activities Group) of $0.001 par value, mandatory redeemable Series A preferred stock and 15,000 shares of Edwards' mandatory redeemable Series B preferred stock, $0.001 par value, to three other stockholders.

        As described in Note 13—"Related Party Transactions," on April 17, 2002, the Company redeemed approximately $75.3 million or 100% of the mandatory redeemable Series A and Series B preferred stock of Edwards that was held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The $28.2 million difference between the carrying amount and redemption price was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002.

11. COMMITMENTS AND CONTINGENCIES

  Leases

        The Company accounts for a majority of its leases as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 30, 2004, are summarized for the following fiscal years (in thousands):

2005	$277.2
2006	274.3
2007	274.2
2008	274.4
2009	272.1
Thereafter	2,409.0

        Rent expense under such operating leases amounted to $287.0 million, $278.5 million and $217.3 million for the years ended December 30, 2004, January 1, 2004 and December 26, 2002, respectively. Contingent rent expense was $16.0 million, $18.7 million and $13.6 million for the years ended December 30, 2004, January 1, 2004 and December 26, 2002, respectively.

  Bankruptcy Claims

        Regal Cinemas, Inc. has bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation. At December 30, 2004, Regal Cinemas had accrued approximately $1.2 million for the estimated costs to resolve such bankruptcy claims. In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on the Company's liquidity or results of operations. To the extent claims are allowed by the bankruptcy court, they will be funded with cash on hand or cash flow from operations.

  Other

        Regal Cinemas, Inc. is a defendant in a number of claims arising from their decision to file voluntary petitions for bankruptcy relief and to close theatre locations or to cease construction of theatres on sites for which such entities had contractual obligations to lease such property. We are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to the above proceedings will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

On March 18, 2003, Reading International, Inc., Citadel Cinemas, Inc. and Sutton Hill Capital, LLC (collectively, the "Plaintiffs") filed a complaint and demand for jury trial in the United States District Court for the Southern District of New York against Oaktree Capital Management LLC, Onex Corporation ("Loews"), Regal, United Artists, United Artists Theatre Circuit, Inc., Loews Cineplex Entertainment Corporation, Columbia Pictures Industries, Inc., The Walt Disney Company, Universal Studios, Inc., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Distribution Company, Fox Entertainment Group, Inc., Dreamworks LLC, Stephen Kaplan and Bruce Karsh (collectively, the "Defendants") alleging various violations by the Defendants of federal and state antitrust laws and New York common law. The Plaintiffs allege, among other things, that the consolidation of the theatre industry and alleged agreements between and among Regal, movie distributors, and Loews, have adversely impacted their ability to exhibit first-run industry-anticipated top-grossing commercial films at their Village East theatre in Lower Manhattan, and are seeking, among other things, a declaration that the Defendants' conduct is in violation of antitrust laws, damages, and equitable relief enjoining Defendants from engaging in future anticompetitive conduct. On December 10, 2003, the court granted Defendants' motion to dismiss in part, thereby dismissing several of Plaintiffs' claims and dismissing Sutton Hill as a plaintiff. On December 24, 2003, Plaintiffs amended their complaint to add Village East Limited Partnership as a Plaintiff. Management believes that the remaining allegations and claims are without merit and intends to vigorously defend against the Plaintiffs' claims.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        United Artists and several of its subsidiaries and UATG are subject to a consent decree arising from a lawsuit captioned Connie Arnold et. al. v. United Artists Theatre Circuit, Inc. et. al. The plaintiffs alleged nationwide violations with the ADA for failure to remove barriers to access at existing theatres in a timely manner. In 1996, the parties involved in the case entered into a settlement agreement in which United Artists agreed to remove physical barriers to access at its theatres prior to July 2001. In January 2001, the settlement agreement was amended to, among other things, extend the completion date for barrier removal to July 2006 and require minimum expenditures of $250,000 a year for barrier removal.

        On April 11, 2000, the Oregon Paralyzed Veterans of America, Kathy Stewmon, Tina Smith and Kathy Braddy filed an action against Regal Cinemas, Inc. and Eastgate Theatre Inc. dba Act III Theatre, Inc. The plaintiffs alleged, among other things, that the "stadium seating" plans in six of the defendants' movie theatres violate the ADA and the related regulations of the Department of Justice. The United States District Court for the District of Oregon subsequently awarded summary judgement of the plaintiff's claims in favor of our subsidiaries. The plaintiffs (other than the Oregon Paralyzed Veterans of America, which did not join the appeal) appealed the judgement to the United States Court of Appeals for the Ninth Circuit. On August 13, 2003, the United States Court of Appeals for the Ninth Circuit reversed the lower court ruling and remanded the case to the District Court with instructions to enter summary judgment in favor of the plaintiffs (other than Oregon Paralyzed Veterans of America). The appellate court did not address specific changes, if any, that might be required to bring the stadium-style theatres into compliance with its interpretation of the ADA, and its decision conflicts with a decision, based upon substantially similar facts, of the United States Court of Appeals for the Fifth Circuit captioned Lara v. Cinemark USA, Inc. We believe we are in compliance with the ADA regulation with respect to the subject theatres and as such appealed the Ninth Circuit's decision to the Supreme Court of the United States. On June 28, 2004, the Supreme Court denied our request for review. The matter is currently pending and will revert back to the District Court for a determination of what, if anything, the Company will be required to do with respect to the claimed need to make the facilities more accessible.

        On December 18, 2000, the United States filed an action against Hoyts in the District of Massachusetts entitled United States v. Hoyts Cinema Corporation. The complaint alleges that the seating in each of Hoyts' 26 stadium-style theaters violated the ADA because it fails to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denies persons in wheelchairs access to the stadium portion of the theater. In March 28, 2003, Regal acquired 19 of the affected theatres from Hoyts and assumed the litigation associated therewith. On March 31, 2003, the District Court granted summary judgment to the United States finding that in order to comply with the ADA wheelchair seats had to be placed in the stadium section, but also ruled that the only theaters that required retrofitting by placing wheelchair seating within the stadium section of the theater, were those constructed or refurbished after December 18, 2000. Both Hoyts and the United States appealed the District Court's decision. On August 20, 2004, the United States Court of Appeals for the First Circuit vacated the District Court's summary judgment decision finding that the government's interpretation that the ADA requires access to the stadium portion of the theater for wheelchair-bound patrons was not controlling and remanded the case to the District Court for further proceedings.

        From time to time, we have received letters for the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience and, accordingly, we believe we are in substantial compliance with all applicable regulations.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

12. CAPITAL STOCK AND STOCK OPTION PLAN

        As of December 30, 2004, the Company's authorized capital stock consisted of:

    •
    500,000,000 shares of Class A common stock, par value $0.001 per share;

    •
    200,000,000 shares of Class B common stock, par value $0.001 per share; and

    •
    50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18,000,000 shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "RGC." As of December 30, 2004, 57,243,808 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 87,566,142 shares were outstanding as of December 30, 2004, all of which are held by The Anschutz Company and OCM Principal Opportunities Fund II, L.P. and its subsidiaries. Each share of Class B common stock converts into one share of Class A Common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the Stockholders for their vote. Of the authorized shares of the preferred stock, no shares are issued and outstanding as of December 30, 2004. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the Stockholders for a vote. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 30, 2004, no shares of preferred stock are outstanding.

Share Repurchase Program

        On September 13, 2004, we announced that the Company's board of directors had authorized a share repurchase program, which provides for the authorization to repurchase up to $50 million of its outstanding Class A common stock within a twelve month period. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. During the year ended December 30, 2004, the Company made no repurchases of its outstanding Class A common stock.

Options and Warrants

        Other than disclosed in Note 7—"Debt Obligations," no warrants to acquire the Company's common stock were outstanding as of December 30, 2004.

2002 Stock Incentive Plan

        In 2002, the Company established the 2002 Stock Incentive Plan (the "Plan") for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to principally officers and employees of the Company. The Plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture. To date, no grants of restricted stock have been made.

        In conjunction with the exchange transaction on April 12, 2002 (see Note 1—"The Company and Basis of Presentation"), the holders of outstanding options of United Artists and Regal Cinemas received under the Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction. Deferred stock compensation totaling approximately $22.9 million was recorded based on the intrinsic value of the options exchanged using the value of the exchange transaction ($11.06 per share).

        In connection with the July 1, 2003 and June 2, 2004 extraordinary cash dividends described more fully in Note 1—"The Company and Basis of Presentation," and pursuant to the antidilution adjustment terms of the 2002 Stock Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, to $2.6901 to $15.5302 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 4,915,887, and an increase in the total number of authorized shares under the Plan to 16,110,241. As of December 30, 2004 and after giving effect to the antidilution adjustments, the Company had outstanding options to purchase a total of 10,495,833 shares of Class A common stock under the Plan, and 572,209 shares remaining available for future issuance under the Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant. For the years ended December 30, 2004, January 1, 2004 and the period from April 12, 2002 through December 26, 2002, the Company recorded compensation expense of $5.6 million, $5.3 million and $2.8 million, respectively, related to such options.

        The following table summarizes information about stock options outstanding as of December 30, 2004 as restated for the effects of the exchange transaction:

	Options Outstanding	Weighted Average Exercise Shares Price	Weighted Average Grant Date Fair Value	Options Exercisable At Year End
Under option at January 3, 2002	2,287,552	$5.37
Options granted in 2002 above fair value	298,900	21.89	$6.21
Options granted in 2002 at fair value	7,825,296	11.00	5.00
Options exercised in 2002	(954,807)	7.19
Options canceled in 2002	(231,784)	12.88

Under option at December 26, 2002	9,225,157	10.60		157,163
Options granted in 2003 at fair value	548,067	19.56	6.36
Options exercised in 2003	(1,268,489)	8.18
Options canceled in 2003	(176,425)	17.05
Antidilution adjustments made to outstanding options in connection with the July 1, 2003 extraordinary dividend	2,298,067	8.45

Under option at January 1, 2004	10,626,377	8.70		396,819
Options granted in 2004 at fair value	253,750	17.83	5.01
Options exercised in 2004	(2,818,904)	7.02
Options canceled in 2004	(183,210)	14.09
Antidilution adjustments made to outstanding options in connection with the June 2, 2004 extraordinary dividend	2,617,820	6.93

Under option at December 30, 2004	10,495,833	7.11		627,968

        The following table summarizes information about the Plan's stock options at December 30, 2004, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at 12/30/04	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/30/04	Weighted Average Exercise Price
$2.6901–$5.3802	7,873,535	7.34	$4.96	204,808	$4.98
$7.7971–$11.5115	854,768	7.71	$11.16	32,151	$11.51
$12.2441–$17.83	1,767,530	7.92	$14.69	391,009	$14.18

	10,495,833			627,968

13. RELATED PARTY TRANSACTIONS

Redemption of Edwards' Series A Preferred Stock and Series B Preferred Stock

        In connection with the formation of Regal, Edwards issued 135,000 shares of its Class A common stock to the holders of Edwards' Series A preferred stock and 115,000 shares of its Class B common stock to the holders of Edwards' Series B preferred stock in consideration for the elimination of voting rights on such preferred stock.

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to cause Edwards to redeem its Series A and Series B preferred stock. Anschutz received $47.8 million and Oaktree's Principal Activities Group received $11.9 million in the redemption of Edwards' Series A preferred stock held by them. The holders of the Edwards Series B preferred stock, who are members of or entities controlled by the Edwards family, received an aggregate of $15.7 million in the redemption of the Edwards Series B preferred stock held by them.

Payment of Edwards' Subordinated Notes

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to cause Edwards to redeem from Anschutz and from Oaktree's Principal Activities Group approximately $9.6 million and $2.4 million, respectively, owed on the Edwards subordinated notes issued by Edwards to Anschutz and Oaktree's Principal Activities Group.

Warrant Exercises

        On May 23, 2003, all outstanding warrants held by (i) Anschutz to purchase a total of 3,928,185 shares of Class B common stock, (ii) Craig Slater, a Regal director, to purchase a total of 6,696 shares of Class A common stock, (iii) Michael F. Bennet, a former Regal director, to purchase a total of 13,392 shares of Class A common stock, and (iv) ACE II LLC, a former 5% stockholder of Regal, to purchase 162,745 shares of Class A Common Stock were exercised at exercise prices of $8.88 per share.

Bridge Facility

        During December 2001, Regal Cinemas, Inc. entered into a bridge facility with Anschutz and an affiliate of Oaktree's Principal Activities Group. Under the terms of the bridge facility, Regal Cinemas, Inc. paid commitment fees during January 2002 of $1.6 million to Anschutz and $400,000 to an affiliate of Oaktree's Principal Activities Group, which in the aggregate was 1% of the total amount of available commitments under the bridge facility. This bridge facility was not drawn and terminated upon Regal Cinemas, Inc.'s emergence from bankruptcy.

Other Transactions

        During the year ended December 26, 2002, as members of the class of holders of Regal Cinemas, Inc.'s former senior credit facilities, Anschutz, Oaktree's Principal Activities Group and GSCP, received $33.6 million, $5.6 million and $6.0 million, respectively, in respect of accrued but unpaid interest. As members of the class of holders of Regal Cinemas Inc.'s subordinated debt, Anschutz received cash payments of approximately $129.5 million, Oaktree's Principal Activities Group received cash payments of approximately $29.7 million and GSCP received cash payments of approximately $5.5 million in satisfaction of these claims, which payments equaled approximately 20% of the principal amount of subordinated debt held by them. Anschutz received cash payments of approximately $3.2 million, Oaktree's Principal Activities Group received cash payments of approximately $800,000 from Regal and GSCP received cash payments from Regal Cinemas, Inc. of approximately $50,000 in respect of certain expenses incurred in connection with Regal Cinemas' restructuring. In addition, Regal paid GSCP $1.0 million for restructuring services.

        During the year ended December 26, 2002, Regal CineMedia incurred approximately $1.3 million of expenses payable to certain Anschutz affiliates for reimbursement of travel, marketing and telecommunication expenses. Additionally, Regal CineMedia recorded revenue of approximately $0.7 million from certain affiliates of Anschutz and Oaktree's Principal Activities Group related to marketing and business meeting services provided by Regal CineMedia to these affiliates.

        During the year ended January 1, 2004, Regal Cinemas incurred approximately $3.4 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        During the year ended January 1, 2004, an Anschutz affiliate reimbursed Regal Cinemas approximately $0.9 million for amounts due under a construction advance in connection with a theatre development project. Under the agreement, the Anschutz affiliate paid Regal Cinemas approximately $0.3 million annually for rent and other expenses related to the facility. Regal Cinemas recorded revenue of approximately $0.5 million from certain affiliates of Anschutz and OCM Principal Opportunities Fund II, L.P. related to the marketing and business meeting services provided by Regal CineMedia to these affiliates.

        During the year ended January 1, 2004, United Artists remitted approximately $250,000 to Anschutz in satisfaction of amounts due under an insurance arrangement formerly held by Anschutz and United Artists.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from two stockholders and thereafter, on July 9, 2003, issued those same shares for the same purchase price to another of its stockholders, GSCP. Alfred C. Eckert III, one of our directors, is a limited partner of GSCP (NJ), L.P. and an executive officer of GSCP (NJ), L.P.'s general partner, GSCP (NJ), Inc., each of which entities reports shared beneficial ownership with GSCP with respect to such shares. Mr. Eckert disclaims beneficial ownership of these shares. For a more detailed description of this transaction, see Note 1—"The Company and Basis of Presentation."

        During the year ended December 30, 2004, Regal Cinemas incurred approximately $3.0 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.7 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        During the year ended December 30, 2004, an Anschutz affiliate paid Regal Cinemas approximately $0.2 million for rent and other expenses related to a theatre facility. Regal Cinemas recorded revenue of approximately $0.1 million from certain affiliates of Anschutz related to the marketing and business meeting services provided by Regal CineMedia to these affiliates.

        Regal is currently in discussions with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by the unaffiliated members of our board of directors.

14. EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit sharing plan (the "plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. The plan currently matches an amount equal to 40% of the participant's contributions up to 6% of the participant's compensation. Employee contributions are invested in various investment funds based upon elections made by the employee.

        In conjunction with the exchange transaction in April 2002 (see Note 1—"The Company and Basis of Presentation"), Regal Cinemas', United Artists' and Edwards' management and operations were combined. Accordingly, during May 2002, United Artists transferred all plan assets (approximately $19.9 million) under the United Artists Theatre Circuit 401(k) Savings Plan to the plan. The Company made discretionary contributions of approximately $1.2 million, $1.1 million and $1.0 million to the plan in 2004, 2003 and 2002, respectively.

15. EARNINGS PER SHARE

        Basic earnings per share is computed on the basis of the weighted average number of the common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of potentially dilutive common stock options and warrants, using the treasury stock method. The components of basic and diluted earnings per share are as follows (in millions, except share data):

	Year ended December 30, 2004	Year ended January 1, 2004	Year ended December 26, 2002
Net income	$82.5	$185.4	$117.2
Less:
Loss on redemption of preferred stock	—	—	28.2

Net income available to common stockholders	$82.5	$185.4	$89.0

Weighted average shares outstanding (in thousands):
Basic:	143,581	138,576	107,738
Add common stock equivalents	5,639	4,216	4,546

Diluted:	149,220	142,792	112,284
Earnings per share
Basic:	$0.57	$1.34	$0.83
Diluted:	$0.55	$1.30	$0.79

        On April 17, 2002, Regal used a portion of the proceeds from REH's sale of Edwards to Regal Cinemas, Inc. to redeem approximately $75.3 million of redeemable preferred stock of Edwards held by Anschutz, Oaktree's Principal Activities Group and members of the Edwards family. The $28.2 million difference between the carrying amount and redemption price of the redeemable preferred stock of was recorded as a charge to equity and is reflected as a reduction of net income available to common stockholders in the accompanying consolidated statement of operations for the year ended December 26, 2002.

        Common stock equivalents consist principally of stock options and warrants. Stock options and warrants to purchase 1.0 million and 11.3 million shares of common stock were outstanding at December 26, 2002 and January 1, 2004, but were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive. There were no antidilutive stock options and warrants outstanding as of December 30, 2004.

        The $240.0 million Convertible Senior Notes discussed in Note 7 allow us to settle any conversion, and we have the intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread in the shares of our Class A common stock. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled for cash upon the conversion, only the conversion spread, which will be settled in stock, will result in potential dilution in our earnings-per-share computations under current accounting standards. On December 30, 2004, the closing sale price of our Class A common stock was $20.75, which exceeded 110% of the then current conversion price of $15.8582 on the Convertible Senior Notes. Accordingly, as of December 30, 2004, our note holders held the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then conversion price of $15.8582. Utilizing the treasury stock method, the conversion spread resulted in approximately 1.4 million shares included in our diluted earnings per share computations for the year ended December 30, 2004. The closing sale price of our Class A common stock did not exceed the conversion price of the Convertible Senior Notes during 2003.

        In addition, as described in Note 7, we entered into convertible note hedge and warrant transactions which, in combination, have the effect of reducing the dilutive impact of the Convertible Senior Notes by increasing the effective conversion price for these notes from our economic perspective to $18.2979 as of December 30, 2004. SFAS No. 128, "Earnings Per Share," however, requires us to analyze the impact of the Convertible Note Hedge and Warrant on diluted earnings per share separately. As a result, the purchase of the Convertible Note Hedge is excluded because its impact will always be antidilutive. SFAS No. 128 further requires that the impact of the sale of the Warrant be computed using the treasury stock method. The Warrant resulted in dilution of approximately 0.4 million shares in our diluted earnings per share computations for the year ended December 30, 2004. If the average sales price of our Class A common stock during the year ended December 30, 2004 had been $18.2979, $21.00 or $22.00, the number of shares from the Warrant to be included in diluted earnings per share for the year ended December 30, 2004 would have been zero, 1.9 million and 2.5 million, respectively. As of December 30, 2004, the maximum number of shares that could potentially be included under the Warrant is 15.1 million.

        The FASB has issued an Exposure Draft entitled, "Earnings per Share, an amendment of SFAS No. 128." The Exposure Draft proposes that when an entity has issued a contract that may be settled either in shares or in cash at the entity's option, the entity should presume that the contract will be settled in shares, if the effect to earnings per share is dilutive. That presumption may not be overcome, regardless of past practice or stated policy to the contrary. As a result, shares that would be issued upon the assumed conversion of the Company's $240.0 million Convertible Senior Notes would be included in diluted earnings per share to the extent dilutive using the "if-converted" method. The comment period for the Exposure Draft ended April 13, 2004, and the effective date for the proposed Statement is fiscal years ending after December 15, 2004. Upon adoption, all prior period earnings per share data would be adjusted to conform to the provisions of the Statement. Had the provisions of the Exposure Draft been effective for the reporting periods included herein, diluted earnings per share for the years ended December 30, 2004 and January 1, 2004 would have been $0.02 and $0.04 lower than the reported amounts. The Company is evaluating the Exposure Draft and potential alternative courses of action it might pursue, if any, with respect to the convertible notes to address the impact of the proposed literature.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Regal Cinemas Senior Credit Facility, which consists of the Term Loan and the Revolving Facility, is estimated based on quoted market prices as of December 30, 2004 and January 1, 2004. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Regal Entertainment Group Convertible Senior Notes and Regal Cinemas Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of December 30, 2004 and January 1, 2004. The fair value of the Company's other debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at December 30, 2004 and January 1, 2004. consist of the following:

	December 30, 2004	January 1, 2004
	(In millions)
Carrying amount	$1,887.5	$1,105.8
Fair value	$1,950.1	$1,182.7

17. SEGMENT INFORMATION

        SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information," established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the chief operating decision maker or group in deciding how to allocate resources and in assessing performance. As of December 30, 2004, we operate in two business segments: theatrical exhibition operations ("Theatre Group") and Regal CineMedia ("RCM"). Prior to fiscal 2004, we managed our business under one reportable segment—theatrical exhibition operations. During the fourth quarter of 2004, the RCM segment exceeded one of the quantitative thresholds thereby requiring disclosure of RCM as a reportable segment. As a result, we have included RCM segment information for the periods below to reflect the new basis of reporting. Theatre Group generates revenues primarily from admissions and concession sales. RCM focuses exclusively on the expansion of businesses ancillary to our theatre exhibition operations, such as advertising, and complementary business lines that leverage our existing asset and customer bases. Additional RCM revenues are generated by on-screen advertisements, rental of theatres for business meetings, concerts and other events. The accounting policies of the segments are consistent with those described in the summary of significant in Note 2 and all intersegment sales and transfers are eliminated. No one customer represents more than 10% of the Company's total revenues and as such, the Company does not believe it has a material reliance on any one customer.

        The Company's chief operating decision maker evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is EBITDA. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization. We believe EBITDA provides a useful measure of liquidity and financial performance for our segments because EBITDA is an industry comparative measure of cash flows generated by our operations and because it is a primary financial measure used by management to assess performance and allocate resources for our segments. EBITDA is not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our segment profitability or liquidity.

        Information about the Company's operations by operating segment is as follows:

As of or for the year ended December 30, 2004

(in millions)	Theatre Group	RCM	Eliminations	Segment Total
Revenues from external customers	$2,368.1	$99.9	$—	$2,468.0
Depreciation and amortization expense	152.9	21.7	—	174.6
EBITDA(1)	380.2	56.6	(24.6)	412.2
Identifiable assets(2)	2,432.9	140.9	(31.4)	2,542.4
Capital expenditures	107.3	17.0	—	124.3

As of or for the year ended January 1, 2004

(in millions)	Theatre Group	RCM	Eliminations	Segment Total
Revenues from external customers	$2,416.2	$75.4	$(1.7)	$2,489.9
Depreciation and amortization expense	144.2	14.3	—	158.5
EBITDA(1)	516.0	40.3	(19.2)	537.1
Identifiable assets(2)	2,363.5	97.1	(10.8)	2,449.8
Capital expenditures	94.8	42.7	—	137.5

As of or for the period ended December 26, 2002

(in millions)	Theatre Group	RCM	Eliminations	Segment Total
Revenues from external customers	$2,114.1	$26.1	$—	$2,140.2
Depreciation and amortization expense	130.0	4.4	—	134.4
EBITDA(1)	410.1	3.5	(10.5)	403.1
Identifiable assets(2)	2,266.8	55.0	(11.6)	2,310.2
Capital expenditures	79.1	29.1	—	108.2

(1)
Income taxes and interest expense are not allocated to the Regal CineMedia segment. Accordingly, consolidated interest expense, net and income taxes are reflected in the reconciliation of consolidated net income to total segment EBITDA to cash flows from operations below.

(2)
See Note 3—"Acquisitions" for additions to identifiable assets, including land, buildings, equipment, leasehold improvements, goodwill and other assets resulting from acquisitions, all of which are included in the Theatre Group segment.

        A reconciliation of consolidated net income to segment EBITDA and cash flows from operations is as follows:

(in millions)	December 30, 2004	January 1, 2004	December 26, 2002
Net income	$82.5	$185.4	$117.2
Interest expense, net	95.6	72.0	61.7
Provision for income taxes	59.5	121.2	89.8
Depreciation and amortization	174.6	158.5	134.4

Total EBITDA	412.2	537.1	403.1

EBITDA—Theatre Group, net of inter-company eliminations	355.6	496.8	399.6
EBITDA—RCM	56.6	40.3	3.5

Total EBITDA	412.2	537.1	403.1
Interest expense, net	(95.6)	(72.0)	(61.7)
Provision for income taxes	(59.5)	(121.2)	(89.8)
Deferred income taxes	2.2	26.4	73.5
Changes in operating assets and liabilities	50.1	102.0	24.0
Loss on extinguishment of debt	76.1	—	1.5
Other items, net	1.9	3.8	22.6

Net cash provided by operating activities	$387.4	$476.1	$373.2

18. SUBSEQUENT EVENTS

Restricted Stock Program

        During the first quarter of fiscal 2005, the Company implemented a restricted stock program to provide for restricted stock awards to certain officers and key employees. Under the restricted stock program, common stock of the Company may be granted at no cost to certain officers and key members of management, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date) and as such restrictions lapse, the award immediately cliff vests. The plan participants are entitled to cash dividends (paid in connection with the Company's quarterly dividend payments) and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. Such shares are also subject to the terms and provisions under the Company's 2002 Stock Incentive Plan. Upon issuance of the stock under the restricted stock program, unearned compensation equivalent to the market value at the date of grant is charged to stockholders' equity and subsequently amortized to expense over the restriction period. On February 11, 2005, 229,990 shares were granted under the restricted stock program at a share price of $19.90 per share.

Other

        On February 10, 2005, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock. The dividend is payable on March 15, 2005 to stockholders of record on March 1, 2005.

        During February 2005, the Company entered into an agreement with Icon Distribution Inc. to settle litigation arising from the exhibition of a film. Pursuant to accounting rules and standards, the settlement impacted net income by approximately $8.3 million and is reflected as a component of "Net loss on lawsuit settlements" in the accompanying statement of income for the quarter and the year ended December 30, 2004.

        On March 1, 2005, the Company announced that we had entered into an agreement with R/C Theatres to acquire 7 theatres comprising 76 screens in Maryland, Florida, Pennsylvania and Virginia. Consummation of this acquisition is subject to customary closing conditions. The total cash purchase price for the acquired theatres is estimated to be approximately $31 million. Regal expects the transaction to be consummated in the second quarter of 2005.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 30, 2004, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 30, 2004, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting

        Our management's report on internal control over financial reporting and our registered public accounting firm's attestation report on management's assessment of our internal control over financial reporting are included in Part II, Item 8, on pages 54 and 55, respectively, of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 30, 2004 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

OTHER INFORMATION

        None.

REGAL ENTERTAINMENT GROUP

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 11, 2005
12:00 p.m. (Eastern Time)

Regal Entertainment Group	proxy

Proxy solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held on May 11, 2005

The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2005 Annual Meeting of Stockholders to be held at 12:00 p.m. (Eastern Time) on May 11, 2005, at Regal Entertainment Group's offices located at 7132 Regal Lane, Knoxville, Tennessee 37918, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in said Proxy Statement, which proposals are set forth below.

Proposal 1:	To elect three Class III directors to serve for three-year terms on our board of directors;
Proposal 2:	To approve an increase in the number of shares of Class A common stock authorized for issuance under our 2002 Stock Incentive Plan; and
Proposal 3:	To ratify the audit committee's selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2005.

SEE REVERSE SIDE: If you wish to vote in accordance with the board of directors' recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE SIGN AND DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED, POSTAGE PRE-PAID (IF MAILED IN THE UNITED STATES) RETURN ENVELOPE.

        SEE REVERSE SIDE. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. Please mark your votes with an "X".

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of three Class III directors to serve on our board of directors until 2008:	Class III	01 02 03	Philip F. Anschutz Michael J. Dolan Stephen A. Kaplan	☐	FOR all nominees (except as marked)	☐	WITHHELD from all nominees
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Approval of an increase in the number of shares of Class A common stock authorized for issuance under our 2002 Stock Incentive Plan:				☐ For ☐ Against ☐ Abstain
3.	Ratification of the audit committee's selection of KPMG LLP as our independent auditors for the fiscal year ending December 29, 2005:				☐ For ☐ Against ☐ Abstain

By signing this proxy the signatory authorizes its transmission to Regal Entertainment Group or the proxies by electronic means, including telecopy. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2005 Annual Meeting of Stockholders or any adjournment thereof.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Signature(s) must agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney. When shares are held by joint tenants, both must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.